UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐    Soliciting Material under § 240.14a-12
AutoNation, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF THE 2025 ANNUAL MEETING OF STOCKHOLDERS
To Stockholders of AutoNation, Inc.:
The 2025 Annual Meeting of Stockholders of AutoNation, Inc. will be held in a virtual format only, on Wednesday, April 23, 2025, at 8:00 a.m. Eastern Time for the following purposes as more fully described in the proxy statement:
(1)    To elect the nine director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified;
(2)    To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2025;
(3)    To hold an advisory vote to approve named executive officer compensation;
(4)    To consider two stockholder proposals, if properly presented at the Annual Meeting; and
(5)    To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
Only stockholders of record as of the close of business on March 3, 2025, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.
We cordially invite you to attend the virtual Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting. To attend, vote, and submit questions at the 2025 Annual Meeting, please log in to www.virtualshareholdermeeting.com/AN2025 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials. You may revoke your proxy and reclaim your right to vote at any time prior to its use at the Annual Meeting. The proxy statement includes information on what you will need to attend the virtual Annual Meeting.
By Order of the Board of Directors,
C. Coleman Edmunds
Executive Vice President, General Counsel
and Corporate Secretary
March 12, 2025

INTERNET AVAILABILITY OF PROXY MATERIALS
In accordance with the rules of the Securities and Exchange Commission (“SEC”), we are furnishing our proxy materials, including this proxy statement and our annual report, to our stockholders primarily via the Internet. On March 12, 2025, we began mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains instructions on how to access our proxy materials on the Internet. The Notice also contains instructions on how to vote via the Internet or by telephone. Other stockholders, in accordance with their prior requests, received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on April 23, 2025

Our 2024 Annual Report and this Proxy Statement are available at http://www.proxyvote.com.

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PROXY STATEMENT
This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. Our Annual Meeting will be held in a virtual format only, on Wednesday, April 23, 2025, at 8:00 a.m. Eastern Time. To attend, vote, and submit questions at the 2025 Annual Meeting, please log in to www.virtualshareholdermeeting.com/AN2025 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials.
Only stockholders of record as of the close of business on March 3, 2025 (the “record date”) are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 39,246,965 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on or about March 12, 2025.
INFORMATION ABOUT THE ANNUAL MEETING
Annual Meeting Proposals

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of KPMG LLP as Our Independent Auditor for 2025	FOR
3	Advisory Vote to Approve Named Executive Officer Compensation	FOR
4	Stockholder Proposal Regarding Political Contributions	AGAINST
5	Stockholder Proposal Regarding Diversity, Equity, and Inclusion Efforts	AGAINST
Voting Matters
Quorum. The holders of at least 19,623,483 shares (a majority of shares outstanding on the record date) must be present at the Annual Meeting or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.
Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who virtually attend the Annual Meeting may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/AN2025, entering the applicable control number, and following the instructions on the Annual Meeting website.
Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in the Notice of Internet Availability of Proxy Materials, voting instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of KPMG LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under NYSE rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under NYSE rules). To vote during the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending and voting during the Annual Meeting. Your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request in writing that your prior proxy be revoked.
Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. To be elected, each director nominee must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of Proposals 2, 3, 4, and 5 each requires the affirmative vote of a majority of the shares of common stock present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. Although the advisory vote on Proposal 3 is non-binding, the Board and its Compensation Committee will review and carefully consider the voting results when making future decisions regarding our executive compensation program.
Effect of Abstentions and Broker Non-Votes. For the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not be counted as having been voted. For Proposals 2, 3, 4, and 5, abstentions will be counted as present and entitled to vote and will have the same effect as negative votes. For Proposals 3, 4, and 5, broker non-votes will not be counted as present and entitled to vote and therefore will not impact the voting results of such proposals. Brokers will have discretionary authority to vote on Proposal 2, since it is considered a routine matter under NYSE rules.
Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxy holders will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxy holders will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxy holders will vote as recommended by our Board, or if no recommendation is given, in their own discretion.
Proxy Solicitation
We will pay for the cost of soliciting proxies, and we have retained Innisfree M&A Incorporated to assist with the solicitation of proxies for an estimated fee of $17,500 plus reimbursement for expenses. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.
Attending the Annual Meeting
We are pleased to welcome stockholders to our Annual Meeting, which will be held in a virtual format only. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.
To attend and vote at the Annual Meeting, please visit www.virtualshareholdermeeting.com/AN2025 and follow the instructions included in our Notice of Internet Availability of Proxy Materials, on your proxy card, or in the email you received regarding our proxy materials. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. Please see “Attending the 2025 Annual Meeting of Stockholders of AutoNation, Inc.” below for additional information.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Directors
The Board has nominated the nine persons listed below to stand for election for a term expiring at the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified. See “Items To Be Voted On - Proposal 1: Election of Directors.” All of our director nominees were elected by our stockholders at our 2024 Annual Meeting of Stockholders, except for Claire Bennett who was appointed by the Board in July 2024. Ms. Bennett was recommended to the Corporate Governance and Nominating Committee by a third-party search firm.
Our Board nominees consist of a diverse group of leaders. Many of our Board nominees have experience serving as executive officers and/or on boards and board committees of major companies. Many of them also have extensive corporate finance and investment banking experience as well as a broad understanding of capital markets.
We have set forth below information regarding each person nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Corporate Governance and Nominating Committee and the Board believe that the experience, qualifications, attributes, and skills of our Board nominees provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders. All of our directors are elected annually.
Rick L. Burdick, age 73, has served as our Chairman of the Board since February 2021 and as one of our directors since May 1991. Mr. Burdick previously served as our Lead Independent Director from December 2018 until January 2021. Mr. Burdick also serves as Chairman of the Board of Directors of CBIZ, Inc., a provider of integrated business services and products. From 1988 through 2019, Mr. Burdick was a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick’s experience as a senior partner at an international law firm advising large companies on a broad range of corporate transactions and on securities law and corporate governance matters led the Board to conclude that he should serve as one of our directors.
Claire Bennett, age 59, has served as one of our directors since July 2024. Ms. Bennett is a tenured global leader with an extensive customer experience, general management, and consumer services background. She has worked as a senior executive to help drive significant transformation in large, complex organizations through periods of dynamic industry, customer, and technological change. Her experience spans multiple industries, including consumer packaged goods, technology, financial services, and hospitality. Ms. Bennett recently served as the Global Chief Customer Officer for Intercontinental Hotels Group (“IHG”), where she was a member of the Executive Committee from 2017 through 2023. During her tenure at IHG, she was responsible for driving B2C/B2B customer experience and growth across a portfolio of multinational brands. Prior to joining IHG, Ms. Bennett was the General Manager of Global Consumer Travel and Lifestyle at American Express, where she held various senior executive roles from 2006 through 2017. Ms. Bennett also currently serves on the board of Samsonite International S.A. Ms. Bennett’s senior executive and extensive customer experience led the Board to conclude that she should serve as one of our directors.
David B. Edelson, age 65, has served as one of our directors since July 2008 and is Chair of the Board’s Audit Committee. Mr. Edelson has served as a Managing Director in the North American Private Equity business of Bain Capital, LP, one of the world’s leading private investment firms, since October 2022. Mr. Edelson previously served as the Chief Financial Officer of the Loews Corporation, a company with businesses in the insurance, energy, hospitality, and packaging industries, from May 2014 until May 2022; and, thereafter, as a Senior Advisor from July 2022 until October 2022. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003. Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman Sachs & Co. and subsequently with JPMorgan Chase & Co. Mr. Edelson’s experience as a senior executive officer of a large holding company owning a wide range of businesses, as well as his experience as an investment banker and corporate treasurer, led the Board to conclude that he should serve as one of our directors.
Robert R. Grusky, age 67, has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment management firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private and public equity investment management firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and was a Senior Advisor through 2019, and a member of the Executive Leadership Council since then. From 1998 to 2000, Mr. Grusky served as President of

RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky served in a variety of capacities at Goldman Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strategic Education, Inc., an education services company. Mr. Grusky’s board experience and experience in investment management, private equity, and investment banking led the Board to conclude that he should serve as one of our directors.
Norman K. Jenkins, age 62, has served as one of our directors since December 2020. Mr. Jenkins is President and Chief Executive Officer of Capstone Development, a privately held firm he founded in 2009. Capstone develops and acquires commercial and multi-family real estate, with significant expertise in public-private partnerships and developing hospitality real estate that is generally affiliated with international lodging brands. Prior to launching Capstone, Mr. Jenkins was a senior executive and corporate officer of Marriott International Inc. During his 16 year tenure with Marriott, he served in a variety of leadership roles including, Senior Vice President - North American Lodging Development, Vice President and Chief Financial Officer - Ramada International, Vice President - Owner & Franchise Services and Acquisition Executive. Prior to joining Marriott, Mr. Jenkins spent 5 years with McDonald’s Corporation where he held positions in finance and operations. Mr. Jenkins currently serves as Lead Trustee of Urban Edge Properties and as a director of RE/MAX Holdings, Inc. He previously served on the board of Duke Realty from 2017 until it was acquired by Prologis, Inc. in 2022 and on the board of New Senior Investment Group from 2020 until it was acquired by Ventas, Inc. in 2021. He is a member of the Washington DC Developer Roundtable and is a former member of the Suburban Hospital Board of Trustees and the Howard University Board of Trustees. Mr. Jenkins’s executive and real estate experience led the Board to conclude that he should serve as one of our directors.
Lisa Lutoff-Perlo, age 67, has served as one of our directors since February 2020. From May 2024 to December 2024, Ms. Lutoff-Perlo served as President & CEO of FIFA World Cup 2026 Miami Host Committee. From May 2023 until April 2024, she served as Vice Chair, External Affairs for the Royal Caribbean Group. From December 2014 until May 2023, Ms. Lutoff-Perlo served as President and Chief Executive Officer of Celebrity Cruises, a multi-billion dollar cruise line and wholly-owned subsidiary of Royal Caribbean Cruises Ltd. Ms. Lutoff-Perlo currently serves as a director of Amerant Bancorp Inc. and as Chair of the Board of the Hornblower Group. Ms. Lutoff-Perlo’s business operations and senior executive management experience led the Board to conclude that she should serve as one of our directors.
Michael Manley, age 61, has served as our Chief Executive Officer and as a member of our Board since November 2021. Prior to joining AutoNation, Mr. Manley served as Head of Americas and as a member of the Group Executive Council for Stellantis N.V., one of the largest automotive original equipment manufacturers in the world, from January 2021 until October 2021. From July 2018 until January 2021, he served as Chief Executive Officer of Fiat Chrysler Automobiles N.V. (“FCA”), a predecessor to Stellantis N.V. Mr. Manley joined DaimlerChrysler (a predecessor to FCA) in 2000 and, prior to becoming FCA’s Chief Executive Officer, served in a number of management-level roles with increasing responsibility overseeing various aspects of FCA’s operations, including as Executive Vice President - International Sales & Marketing, Business Development and Global Product Planning Operations, Chief Executive Officer of Jeep, Chief Executive Officer of Ram, Chief Operating Officer for the Asia Pacific region, and FCA Global Executive Council member. Mr. Manley currently serves on the Board of Directors of Dover Corporation, a global manufacturer and solutions provider delivering innovative equipment and components, consumable supplies, aftermarket parts, software and digital solutions and support services. Mr. Manley’s automotive experience, his broad knowledge of the automotive industry, and his position as our Chief Executive Officer led the Board to conclude that he should serve as one of our directors.
G. Mike Mikan, age 53, has served as one of our directors since March 2013 and is Chair of the Board’s Compensation Committee. Since January 2019, Mr. Mikan has served as Vice Chairman and President of NeueHealth, Inc. (formerly known as Bright Health Group, Inc.), a consumer-focused health insurance and services business, and in April 2020, Mr. Mikan became its Chief Executive Officer. Mr. Mikan served as Chairman and Chief Executive Officer of Shot-Rock Capital, LLC, a private investment capital group, from January 2015 until December 2018. From January 2013 until December 2014, he served as President of ESL Investments, Inc. Mr. Mikan served as the Interim Chief Executive Officer of Best Buy Co., Inc. from April 2012 until September 2012. From November 1998 through February 2012, he served in various executive positions at UnitedHealth Group Incorporated, including as Executive Vice President and Chief Financial Officer and as Chief Executive Officer of UnitedHealth’s Optum subsidiary. Mr. Mikan previously served as a director of Princeton Everest Fund (formerly known as Princeton Private Investments Access Fund) from 2014 until February 2023 and as a Trustee of Ellington Income Opportunities Fund from 2018 until February

2023. Mr. Mikan’s operational and public company leadership experience and his broad understanding of capital investment and allocation led the Board to conclude that he should serve as one of our directors.
Jacqueline A. Travisano, Ed.D., age 55, has served as one of our directors since April 2018 and is Chair of the Board’s Corporate Governance and Nominating Committee. Dr. Travisano has served as Executive Vice President and Chief Financial Officer of Wake Forest University since July 2023. She previously served as the Executive Vice President for Business and Finance and Chief Operating Officer of the University of Miami, a private research university, from June 2017 until June 2023. From 2011 to May 2017, Dr. Travisano served as Executive Vice President and Chief Operating Officer of Nova Southeastern University. She began her career in public accounting at Coopers & Lybrand. Dr. Travisano is a member of the Board of Managers of Verger Capital Management, an organization that exclusively serves non-profits as an outsourced chief investment officer. Dr. Travisano also serves as a lifetime member of the Orange Bowl Committee. Dr. Travisano’s senior executive and financial, accounting, and operational experience led the Board to conclude that she should serve as one of our directors.
Corporate Governance Guidelines and Codes of Ethics
Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of April 24, 2024. The Guidelines serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board is charged with reviewing annually, or more frequently as appropriate, the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.
In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. These codes comply with applicable NYSE listing standards and SEC rules.
A copy of the Guidelines and the codes referenced above are available on our corporate website at investors.autonation.com. You also may obtain a printed copy of the Guidelines and the codes referenced above by sending a written request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.
Insider Trading Policies and Procedures
We have insider trading policies and procedures that govern the purchase, sale, and other disposition of our securities by our directors, officers, and employees that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and the listing standards of the New York Stock Exchange. A copy of our Insider Trading Policy is filed with our Annual Report on Form 10-K as Exhibit 19.1.
Corporate Governance Highlights
•Independent Chairman. Rick L. Burdick, one of our independent directors, currently serves as our Chairman of the Board. In addition, our Guidelines provide for the selection of a Lead Independent Director whenever the Chairman of the Board is not an independent director.
•Proxy Access. Our by-laws permit a stockholder, or a group of up to 20 stockholders, who has owned 3% or more of our common stock for at least three years to nominate and include in our proxy materials director candidates representing up to the greater of two individuals or 20% of the Board, provided the stockholder(s) and the nominee(s) satisfy the requirements and conditions specified in our by-laws. See “Stockholder Proposals and Nominations for the 2026 Annual Meeting” below.
•Majority Voting with Resignation Policy for Uncontested Director Elections. Our Guidelines provide that an incumbent director who fails to receive a majority vote in an uncontested election shall tender his or her written resignation to the Chairman of the Board for consideration by the Corporate Governance and Nominating Committee.

•Special Meetings. Our amended and restated by-laws enable stockholders of record holding at least 25% of our common stock to call special meetings of stockholders.
~~•~~Prohibition on Hedging and Short Sales. We prohibit our directors and our employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, we prohibit our directors and employees from engaging in short sales of our securities.
Role of the Board and Board Structure
Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, selects and evaluates our senior management team, who is charged with the conduct of our business, and acts as an advisor and counselor to senior management. Our Board also oversees our business strategy and planning, our ongoing and long-term plans for capital allocation, as well as the performance of management in executing our business strategy, assessing and managing risks, and managing our day-to-day operations. Our Board reviews and approves the Company’s long-term strategic plan developed by management.
Our Board’s oversight of our business strategy and planning and management of our day-to-day operations includes an ongoing review of risks that could impact our goals, objectives, and financial condition. In addition, our Audit, Compensation, and Corporate Governance and Nominating committees assist the Board in overseeing our management of risk. Our Audit Committee reviews with management significant risks related to financial reporting, internal controls, and cybersecurity, as well as our comprehensive enterprise risk management process (annually, with quarterly updates, as appropriate) designed to assess, manage and identify risks in order to align Board discussion topics with identified risks. Our Compensation Committee reviews and approves our executive compensation program and also reviews the general compensation structure for our corporate and key field employees. Our Corporate Governance and Nominating Committee oversees our company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees and policies and practices relating to environmental, social, and governance issues.
Rick L. Burdick, one of our independent directors, currently serves as our Chairman of the Board. In addition, our Guidelines provide for the selection of a Lead Independent Director if the Chairman of the Board is not an independent director.
The Board believes that having an independent Chairman of the Board is in the best interests of the Company at this time because it allows Mr. Manley, our Chief Executive Officer, to devote his time and attention to the day-to-day operations of the Company, while allowing Mr. Burdick to focus on leading the Board and supporting the initiatives of the Company and management. The Board also believes that our current leadership structure, with the separation of the Chairman of the Board and Chief Executive Officer positions, together with independent leadership at the committee level, enhances the Board’s effectiveness in risk oversight.
Our Board held five meetings and took two actions by unanimous written consent during 2024. In 2024, each person serving as a director attended at least 75% of the total number of meetings of our Board and any Board committee on which he or she served (held during the period for which such person has been a director). Our independent directors held four executive sessions without management present during 2024.
Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Each person then serving as a director attended the 2024 Annual Meeting of Stockholders.
Board Committees
Our Board has three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. The charters for each of our Board committees are in compliance with applicable SEC rules and NYSE listing standards. These charters are available at investors.autonation.com. You may obtain a printed copy of any of these charters by sending a request to: Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Rick L. Burdick		✓
Claire Bennett	✓
David B. Edelson	Chair
Robert R. Grusky			✓
Norman K. Jenkins		✓
Lisa Lutoff-Perlo	✓		✓
G. Mike Mikan		Chair
Jacqueline A. Travisano			Chair
Audit Committee
The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our consolidated financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing, and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to the filing of such statements with the SEC; (v) preparing the Audit Committee report for inclusion in our proxy statement; and (vi) reviewing with management significant financial and cybersecurity risks or exposures and assessing the steps management has taken to minimize, monitor, and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, please refer to the Audit Committee’s charter.
Our Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, the Audit Committee’s charter, and the independence standards set forth in the Guidelines (as discussed below under “Director Independence”). Our Board has also determined that Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Directors” above for a description of the business experience of each of our Audit Committee members.
The Audit Committee held six meetings during 2024. The Audit Committee Report for 2024, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2024, is set forth below under “Audit Committee Report.”
Compensation Committee
The Compensation Committee primarily assists our Board in fulfilling its compensation oversight responsibilities by, among other things: (i) reviewing our director compensation program and suggesting changes in director compensation to the Board, if appropriate; (ii) reviewing and approving the compensation of our CEO and other senior executive officers and setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; (iv) reviewing the Company’s program for management development and succession planning; (v) reviewing and approving performance-based compensation of executive officers, including incentive awards and stock-based awards; and (vi) administering our equity compensation plans.
Pursuant to its charter, the Compensation Committee may form subcommittees and may delegate to such subcommittees any or all power and authority of the Compensation Committee as the Compensation Committee deems appropriate, provided that no subcommittee may consist of fewer than two members, and provided further that the Compensation Committee may not delegate to a subcommittee any power or authority required by any applicable laws, regulations, or listing standards to be exercised by the Compensation Committee as a whole.

The Compensation Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Compensation Committee also reviews director compensation annually and recommends to the full Board the compensation for non-employee directors. Our CEO reviews the performance of other named executive officers and makes recommendations, if any, to the Compensation Committee with respect to compensation adjustments for such officers. However, the Compensation Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
Since October 2019, the Compensation Committee has engaged compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The Compensation Committee sought input from Meridian on executive and director compensation matters for 2024, including the design and competitive positioning of our executive and director compensation programs, our peer group, appropriate compensation levels, and evolving compensation trends. While the Compensation Committee considered input from Meridian, the Committee’s decisions reflect many factors and considerations.
Meridian did not provide any other services to the Company or its subsidiaries. The Compensation Committee assessed the independence of Meridian pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee. The Compensation Committee reviews the appointment of its independent compensation consulting firm annually. As part of the review process, the Compensation Committee considers the independence of the firm in accordance with applicable SEC rules and NYSE listing standards.
For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Executive Compensation” below, as well as the Compensation Committee’s charter.
Our Board has determined that each Compensation Committee member has the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. Our Board has also determined that each Compensation Committee member qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and as an “outside director” under Section 162(m) of the Internal Revenue Code. The Compensation Committee held four meetings during 2024.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) reviewing annually, or more frequently as appropriate, the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) considering and advising the Board with respect to other corporate governance issues; (iii) periodically reviewing our codes of ethics and conduct for directors, officers, and employees; (iv) leading annual evaluations of Board and Board committee performance; (v) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (vi) reviewing Board candidates recommended by our stockholders; (vii) recommending to our Board assignments to committees; and (viii) reviewing and evaluating the Company’s programs, policies, and practices relating to social and environmental issues.
Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. The Corporate Governance and Nominating Committee held five meetings during 2024.
The Corporate Governance and Nominating Committee has a policy with regard to the consideration of director candidates recommended by stockholders. For information regarding this policy, refer to “Stockholder Communications - Stockholder Director Recommendations” below.

Director Independence
Under our Guidelines, our Board must consist of a substantial majority of directors who qualify as independent directors under the listing standards of the NYSE. To be considered independent:
•our Board must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company); and
•a director must not have a disqualifying relationship, as set forth in the NYSE listing standards.
To assist the Board in determining whether a director is independent, our Board has established director independence standards, which are part of our Guidelines available at investors.autonation.com. Under our director independence standards, none of our non-employee directors has a material relationship with the Company that impairs his or her independence, and our Board has affirmatively determined that each person who served as one of our directors since the beginning of the last fiscal year, other than Mr. Manley, was “independent” under our director independence standards and the listing standards of the NYSE.
In addition to our independence standards, the directors who serve on our Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not:
•accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than their director compensation, or
•be an affiliated person of the Company or any of its subsidiaries.
In accordance with the listing standards of the NYSE, in affirmatively determining the independence of each director who serves on our Compensation Committee, our Board also considered all factors specifically relevant to determining whether each such director has a relationship to the Company which is material to his or her ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:
•the source of compensation of each such director, including any consulting, advisory, or other compensatory fee paid by the Company to him or her, and
•whether he or she is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.
Director Selection Process
The Corporate Governance and Nominating Committee is responsible for identifying, evaluating, and recommending candidates to the Board for nomination and election to the Board. The Committee is also responsible for assessing the appropriate balance of skills and characteristics required of our Board members. The Committee considers candidates suggested by its members and other Board members, as well as management and stockholders.
In accordance with the Guidelines, candidates, including candidates recommended by stockholders, are selected on the basis of, among other things, broad experience, financial expertise, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, the candidate’s ownership interest in the Company, and willingness and ability to devote adequate time to Board duties, all in the context of assessing the needs of our Board at that point in time and with the objective of ensuring a broad range in the background, experience, and viewpoints of our Board members. The Guidelines provide that the number of directors should permit a variety of experience without hindering effective discussion, diminishing individual accountability, or exceeding a number that can function efficiently as a body.
The Board periodically reviews the size of the Board to determine the size that will be most effective for the Company. In addition, the Board completes an annual self-evaluation, which includes a self-assessment questionnaire for each Board member. The self-assessment questionnaire addresses topics such as the structure of the Board, the skills and backgrounds of the current directors, the size of the Board, and the Board’s committee structure. Each of the Audit,

Compensation, and Corporate Governance and Nominating committees also completes an annual self-evaluation, which includes a self-assessment questionnaire tailored specifically for each committee.
Candidates recommended by our stockholders are considered on the same basis as if such candidates were recommended by one of our Board members or other persons. See “Stockholder Communications - Stockholder Director Recommendations” below.
Certain Relationships and Related Party Transactions
Our Board has adopted a written policy which requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. Under SEC rules, a related party is defined as any director, executive officer, nominee for director, or greater than 5% stockholder of the Company, and their immediate family members. Since the beginning of 2024, the Company has not participated in any related party transaction in which any related party had or will have a direct or indirect material interest.
Board Compensation
Our non-employee director compensation program is designed to ensure alignment with long-term stockholder interests, to ensure we can attract and retain outstanding directors who meet the criteria outlined under “Director Selection Process” above, and to recognize the time commitments necessary to oversee the Company.
For 2024, our non-employee director compensation program remained the same as it was for 2023, and it consisted of the following:
•annual Board retainer of $50,000 for each non-employee director;
•annual retainer of $200,000 for the independent Chairman;
•annual committee retainers of $25,000 for the Chair of the Audit Committee and $15,000 for the Chair of each of the Compensation and Corporate Governance and Nominating Committees;
•annual award of restricted stock units based on a fixed dollar value of $250,000 as described further below; and
•expense reimbursement in connection with Board and committee meeting attendance.
On January 2, 2024, each of our non-employee directors received a grant of 1,659 (calculated by dividing $250,000 by the closing price of our common stock on the grant date and rounding down to the nearest whole number) vested restricted stock units (“RSUs”) under the AutoNation, Inc. 2014 Non-Employee Director Equity Plan (as amended, the “2014 Director Plan”), which was approved by our stockholders at our 2014 Annual Meeting of Stockholders. The RSUs will settle in shares of the Company’s common stock on the first trading day of February in the third year following the date of grant, except to the extent a recipient elected to defer settlement of the RSUs beyond such date in accordance with the terms of the award and the 2014 Director Plan. Settlement of the RSUs will be accelerated in certain circumstances as provided in the terms of the award and the 2014 Director Plan, including in the event the recipient ceases to serve as a non-employee director of the Company. If the Company pays a dividend with respect to its common stock, each RSU award will be credited with a number of additional RSUs equal to (i) the aggregate amount or value of the dividends paid with respect to the number of shares subject to the award on the dividend record date divided by (ii) the fair market value per share on the payment date for such dividend. Any such additional RSUs will be subject to the same terms and conditions that apply to the award, including vesting conditions, and the shares subject to such additional RSUs will be distributed only upon the settlement of the underlying shares with respect to which the dividend equivalents were granted.
Our non-employee directors are eligible to defer all or a portion of their annual and committee retainers under the AutoNation, Inc. Deferred Compensation Plan (the “DCP”). We do not provide matching contributions to non-employee directors that participate in the DCP.

In the first quarter of 2024, our Board, upon the recommendation of the Compensation Committee, unanimously (1) approved the AutoNation, Inc. 2024 Non-Employee Director Equity Plan (the “2024 Director Plan”), subject to stockholder approval at the 2024 Annual Meeting, in order to replace the 2014 Director Plan, which was scheduled to terminate on May 6, 2024, and (2) discontinued the 2014 Director Plan, subject to stockholder approval of the 2024 Director Plan at the 2024 Annual Meeting, and confirmed that, if the new plan was approved by stockholders at the 2024 Annual Meeting, no new awards would be issued under the 2014 Plan. The 2024 Director Plan was approved by our stockholders at our 2024 Annual Meeting of Stockholders held on April 24, 2024.
Director Compensation
The following table sets forth the compensation earned during 2024 by each non-employee director who served in 2024.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Total ($)
Rick L. Burdick	250,000		249,995		499,995
Claire Bennett	25,000	(2)	—	(2)	25,000
David B. Edelson	75,000		249,995		324,995
Robert R. Grusky	50,000		249,995		299,995
Norman K. Jenkins	50,000		249,995		299,995
Lisa Lutoff-Perlo	50,000		249,995		299,995
G. Mike Mikan	65,000		249,995		314,995
Jacqueline A. Travisano	65,000		249,995		314,995
(1)    The amounts reported in this column reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. On January 2, 2024, each person then serving as one of our non-employee directors received a grant of 1,659 vested RSUs under the 2014 Director Plan. The grant date fair value of each RSU granted on January 2, 2024 was $150.69, the closing price per share of our common stock on such date.
(2)    Ms. Bennett joined the Board in July 2024, and her Board retainer was prorated accordingly. Since she was not serving as director on January 2, 2024, she was not eligible for an RSU award in 2024.
Outstanding Equity Awards
The following table sets forth information regarding the number of RSUs held, as of December 31, 2024, by each non-employee director who served in 2024. We have not granted stock options to our directors since 2013.

Name	Aggregate Number of RSUs Held as of 12/31/2024
Rick L. Burdick	19,727
Claire Bennett	—
David B. Edelson	7,459
Robert R. Grusky	9,853
Norman K. Jenkins	9,853
Lisa Lutoff-Perlo	6,182
G. Mike Mikan	9,853
Jacqueline A. Travisano	6,182

Director Stock Ownership Guidelines
Under our director stock ownership guidelines, each of our non-employee directors is expected to hold shares of the Company’s common stock having a fair market value of not less than $750,000 by the fifth anniversary of the date of his or her initial appointment to the Board. The following table sets forth information regarding the number of shares (including vested RSUs) held as of March 3, 2025 by our non-employee directors.

Name	Number of Shares Held	Fair Market Value of Shares Held ($)(1)	Progress Towards Stock Ownership Guidelines
Rick L. Burdick	65,716	11,525,272	Achieved
Claire Bennett	1,497	262,544	35%
David B. Edelson	50,290	8,819,860	Achieved
Robert R. Grusky	46,092	8,083,615	Achieved
Norman K. Jenkins	11,350	1,990,563	Achieved
Lisa Lutoff-Perlo	7,679	1,346,743	Achieved
G. Mike Mikan	35,219	6,176,708	Achieved
Jacqueline A. Travisano	7,679	1,346,743	Achieved
(1)     The fair market value of the shares is based on the closing price of our common stock on March 3, 2025 ($175.38).

Stockholder Communications
Communications with the Company and the Board
Stockholders and interested parties may communicate with the Company through its Investor Relations Department by writing to Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301. Stockholders and interested parties interested in communicating with our Board, any Board committee, any individual director, or any group of directors (such as our independent directors) should send written correspondence to Board of Directors c/o Corporate Secretary, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301. Additional information is available on our corporate website at investors.autonation.com.
Stockholder Director Recommendations
The Corporate Governance and Nominating Committee has established a policy pursuant to which it considers director candidates recommended by our stockholders. All director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other persons. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than 120 calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our previous year’s annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.
Stockholder Proposals and Nominations for the 2026 Annual Meeting
Proposals for Inclusion in our Proxy Materials
Under SEC rules, if a stockholder wishes to submit a proposal for inclusion in our Proxy Statement for the 2026 Annual Meeting of Stockholders, the proposal must be received by our Corporate Secretary not later than November 12, 2025. All proposals must comply with Rule 14a-8 under the Exchange Act.
Nominations for Inclusion in our Proxy Materials (Proxy Access)
Under our proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement candidates for up to 20% of our Board (rounded down, but not less than two). Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to us not earlier than October 13, 2025 nor later than November 12, 2025. Detailed information for submitting proxy access nominations will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.
Other Proposals and Nominations
Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our by-laws, including delivering proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting, which means not earlier than December 24, 2025 nor later than January 23, 2026.
A person who intends to solicit proxies in support of director nominees other than the Company’s nominees must satisfy the requirements under our by-laws, including by providing the notice to the Company that sets forth the information required by Rule 14a-19(b) under the Exchange Act.
Detailed information for submitting stockholder proposals or nominations, other than for inclusion in our proxy statement, will be provided upon written request to the Corporate Secretary of AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301.

STOCK OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information as of March 3, 2025 regarding beneficial owners of more than five percent of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class(1)
William H. Gates III One Microsoft Way, Redmond, WA 98052	7,062,629	(2)	18.0%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,585,551	(3)	9.1%
BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	2,931,619	(4)	7.5%
ESL Investments, Inc. and related entities(5) 1170 Kane Concourse, Suite 200, Bay Harbor, FL 33154	2,795,966	(6)	7.1%
(1)    Based on 39,246,965 shares outstanding at March 3, 2025.
(2)    Based on a Schedule 13D/A filed with the SEC on October 3, 2024, all shares held by Cascade Investment, L.L.C. (“Cascade”) may be deemed to be beneficially owned by William H. Gates III as the sole member of Cascade. Cascade and Mr. Gates have sole voting and dispositive power with respect to 7,062,629 shares. The address of Cascade is 2365 Carillon Point, Kirkland, WA 98033.
(3)    Based on a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group has sole voting power with respect to zero shares, shared voting power with respect to 10,460 shares, sole dispositive power with respect to 3,545,332 shares, and shared dispositive power with respect to 40,219 shares.
(4)    Based on a Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc. has sole voting power with respect to 2,738,493 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 2,931,619 shares, and shared dispositive power with respect to zero shares.
(5)    Includes ESL Partners, L.P. (“ESL”), RBS Partners, L.P. (“RBS”), ESL Investments, Inc. (“Investments”), The Lampert Foundation (the “Foundation”), and Edward S. Lampert. ESL, RBS, Investments, the Foundation, and Mr. Lampert are collectively referred to as the “ESL Entities.” RBS is the general partner of, and may be deemed to indirectly beneficially own securities owned by, ESL. Investments is the general partner of, and may be deemed to indirectly beneficially own securities owned by, RBS. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities owned by, Investments. Mr. Lampert and his wife Kinga Keh Lampert are co-trustees of, and may be deemed to indirectly beneficially own securities owned by, the Foundation.
(6)    Based on a Schedule 13D/A filed with the SEC on February 18, 2025, the total number of AutoNation shares beneficially owned by the ESL Entities consists of 2,203 shares held or controlled by ESL, 162,002 shares held by the Foundation, 2,628,463 shares held by Mr. Lampert, 1,649 shares held by The Nicholas Floyd Lampert 2015 Trust, and 1,649 shares held by The Nina Rose Lampert 2015 Trust. Each of ESL, RBS, and Investments has sole voting and dispositive power with respect to 2,203 shares; the Foundation has sole voting and dispositive power with respect to 162,002 shares; and Mr. Lampert has sole voting and dispositive power with respect to 2,795,966 shares.

SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth certain information as of March 3, 2025 regarding the amount of our common stock beneficially owned by (1) each of our directors, (2) each of our 2024 named executive officers, and (3) our directors and executive officers as a group. Beneficial ownership includes vested restricted stock units held by our non-employee directors. Unless otherwise indicated and subject to applicable community property laws, each person listed in the table has sole voting and investment power with respect to the securities listed.

Name of Beneficial Owner	Number of Shares of Common Stock Owned		Number of Shares Acquirable Within 60 days		Shares of Common Stock Beneficially Owned
					Number	Percent(1)
Rick L. Burdick	44,492	(2)	21,224	(3)	65,716	*
Claire Bennett	—		1,497	(3)	1,497	*
David B. Edelson	41,334		8,956	(3)	50,290	*
Robert R. Grusky	39,509		6,583	(3)	46,092	*
Norman K. Jenkins	3,671		7,679	(3)	11,350	*
Lisa Lutoff-Perlo	2,192		5,487	(3)	7,679	*
G. Mike Mikan	29,732	(4)	5,487	(3)	35,219	*
Jacqueline A. Travisano	2,192		5,487	(3)	7,679	*
Michael Manley	100,845		—		100,845	*
Thomas A. Szlosek	4,688		—		4,688	*
Jeff Parent	973		—		973	*
Gianluca Camplone	20,053		—		20,053	*
C. Coleman Edmunds	32,243		—		32,243	*
All current directors and executive officers as a group (15 persons)	339,472		62,400		401,872	1.0%
*    Less than 1%.
(1)    Based on 39,246,965 shares outstanding at March 3, 2025.
(2)    Represents shares held by a limited partnership controlled by the reporting person and his spouse.
(3)    Represents vested restricted stock units.
(4)    Includes 14,259 shares held by a trust for the benefit of Mr. Mikan’s family, of which Mr. Mikan is the trustee.

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
The following statement made by our Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Compensation Committee:

G. Mike Mikan, Chair
Rick L. Burdick
Norman K. Jenkins

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation Committee (referred to as the “Committee” in this section) of the Board has made under those programs with respect to the “named executive officers” listed below, and the factors considered in making those decisions.
Named Executive Officers. Our named executive officers for 2024 are as follows:

Michael Manley	Chief Executive Officer and Director
Thomas A. Szlosek	Executive Vice President and Chief Financial Officer
Jeff Parent	Chief Operating Officer
Gianluca Camplone	Chief Operating Officer, AutoNation Parts, and Executive Vice President, Business Development
C. Coleman Edmunds	Executive Vice President, General Counsel and Corporate Secretary
2024 Financial Highlights
We had net income of $692.2 million and diluted earnings per share of $16.92 in 2024, as compared to net income of $1.0 billion and diluted earnings per share of $22.74 in 2023. Our results for 2024 reflect the continued moderation of gross profit per vehicle retailed (“PVR”) for both new and used vehicles, as well as the adverse impacts of higher floorplan interest expense, as a result of higher interest rates and vehicle inventory levels, and the outage of our dealer management system discussed below. Our total gross profit decreased 7% during 2024, as compared to 2023, driven by decreases in new vehicle gross profit, used vehicle gross profit, and finance and insurance gross profit, partially offset by an increase in parts and service gross profit. New vehicle gross profit was adversely impacted by the decrease in new vehicle PVR noted above, resulting from the increasing supply and availability of new vehicle inventory. Used vehicle gross profit was adversely impacted by a decrease in used vehicle unit volume and a shift in mix towards lower-priced entry-level vehicles, which have relatively lower average gross profit PVR. Finance and insurance gross profit was adversely impacted by an increase in retail vehicle sales financed through AutoNation Finance, our captive auto finance company, which we expect will be offset by greater profitability generated by AutoNation Finance over time. Parts and service results increased from the prior year, driven by increased gross profit from warranty service and customer-pay service.
In June 2024, we experienced an outage of our dealer management system provided by CDK Global (“CDK”), which is used to support our dealership operations, including our sales, service, inventory, customer relationship management, and accounting functions. As a result, our results of operations and earnings per share were negatively impacted by lost income from the disruption to our operations and one-time compensation costs paid to commission-based associates to ensure business continuity. We estimate earnings per share in 2024 were negatively impacted by approximately $1.75 per share as a result of the incident. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, for additional information regarding our financial results.
Compensation Philosophy and Objectives
Our executive compensation programs are administered by the Committee. The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value.
The Committee believes that total compensation for each of our executive officers should be fair for the services rendered and competitive with market practice. In addition, the Committee designs our executive compensation program to be transparent and easily understood and administered, which is why the key components of executive compensation are limited to a base salary, an annual cash incentive award based on the achievement of a predetermined performance goal, and long-term incentive awards in the form of time-based and performance-based equity awards. The Committee strives to ensure executive compensation aligns management with the Company’s annual and long-term plans, business strategy, and stockholder interests.
Setting Compensation Levels of Executive Officers
The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in executing the Company’s business strategy, optimizing the Company’s business performance and productivity of its business operations, deploying capital productively, and increasing long-term stockholder value. The Committee also considers the scope of each executive’s experience, duties and responsibilities, individual performance, and total compensation, as well as compensation data derived from our peer group and other market sources. Our Chief Executive Officer reviews the performance of other named executive officers and makes recommendations, if any, to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.
For 2024, as in prior years, a significant portion of the total compensation for each named executive officer was allocated to compensation in the form of an annual performance-based cash incentive award and performance-based equity awards in order to provide incentives to enhance long-term stockholder value.
The Role of the Compensation Consultant. Since 2019, the Committee has engaged a compensation consultant, Meridian Compensation Partners, LLC, an independent compensation consulting firm, to provide research and analysis and to make recommendations as to the form and level of executive compensation. The Committee sought input from Meridian on executive compensation matters for 2024, including the design and competitive positioning of our executive compensation program, our peer group, appropriate compensation levels, and evolving compensation trends. See “Board of Directors and Corporate Governance - Board Committees - Compensation Committee” above for more information regarding the Committee’s engagement of Meridian.
The Role of Peer Companies and Benchmarking. As part of its review of executive compensation for 2024, the Committee reviewed the executive compensation arrangements at peer group companies. Our peer group included comparable companies from specialty retail and related industries, which were selected based on specific financial measures, including, but not limited to, revenue, total assets, headcount, market capitalization, net income, and profit margins. For purposes of 2024 executive compensation decisions, there were no changes to our peer group compared to 2023. For 2024, our peer group consisted of the following companies:

AutoZone, Inc.	The Gap, Inc.	Nordstrom, Inc.
Best Buy Co., Inc.	Genuine Parts Company	O'Reilly Automotive, Inc.
CarMax, Inc.	Kohl’s Corporation	Penske Automotive Group, Inc.
Dollar General Corporation	Lithia Motors, Inc.	Ross Stores, Inc.
Dollar Tree, Inc.	Macy’s Inc.	The TJX Companies, Inc.
The Committee reviewed executive compensation benchmark data in order to evaluate and confirm whether our executive compensation was within a reasonably competitive range and to set executive compensation for 2024. The Committee, however, did not set executive compensation at a specific target percentile within the peer group.
The Committee focuses on providing compensation that is fair for the services rendered and reflects an executive’s experience, performance, and scope of responsibilities, setting incentive opportunities that closely link executive compensation with the achievement of Company performance goals, and creating an owner-oriented culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.
2024 Executive Compensation Elements
The key elements of our executive compensation program for the year ended December 31, 2024 were:
•base salary;
•an annual performance-based cash incentive award; and
•long-term incentive compensation in the form of time-based and performance-based restricted stock units (“RSUs”).

Executive officers are also entitled to limited perquisites and other benefits as outlined below under “Perquisites and Other Benefits.” The following is a summary of the considerations underlying each element of compensation paid to our named executive officers for 2024.
Base Salary
We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include an executive’s experience, the scope of job responsibilities, individual contributions to our success, company-wide performance, and market compensation. For 2024, the Committee did not approve any base salary increases for any of our named executive officers.
Annual Incentive Awards
A core component of our executive compensation program is the annual performance-based cash incentive program in which our named executive officers participate. The program is designed to incentivize our senior management team to continually improve our operating performance and to use capital to maximize returns.
In February 2024, the Committee established a performance goal for the 2024 annual incentive program under the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “2017 Plan”) based upon a specified level of adjusted operating income per basic share, taking into consideration our 2023 financial results, anticipated industry dynamics for 2024, planned capital investments, our macroeconomic outlook, payout opportunities, and pay-for-performance alignment. Each of our named executive officers participated in the annual incentive program for 2024.
For 2024, the adjusted operating income per basic share target was set approximately 14% lower than the target for 2023. The 2024 target was set lower than our achievement in 2023 due to anticipated decreases in new and used vehicle margins as a result of increasing supply and availability of new vehicle inventory, as well as anticipated increases in borrowing costs due to higher interest rates and higher inventory levels.
The following table sets forth the 2024 threshold, target, and maximum payout levels established under the annual incentive program for each of our named executive officers based on the adjusted operating income per basic share performance metric:

Performance		Payout
Threshold	$22.28	50%
Target	$27.84	100%
Maximum	$44.55	200%
In calculating the level of our performance under our annual performance-based cash incentive program, certain adjustments are made to operating income per basic share to ensure that operating performance is fairly measured to incentivize management appropriately. For example, floorplan interest expense is charged against operating income to ensure management manages this expense. On a GAAP basis, floorplan interest expense is not included in operating income. Operating income per basic share is also adjusted for acquisitions and to reflect a capital charge for the repurchase of shares of our common stock. The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The Committee also has the authority to make, and from time to time makes, appropriate equitable adjustments to reflect the impact of unusual or infrequently occurring items.
One hundred percent of the target incentive award for each participant is based upon achievement of the predetermined performance goal. The annual incentive awards are payable on a sliding scale based on the Company’s actual achievement relative to the predetermined goal, with the possibility that awards earned may exceed or be less than the targeted payout level. The Committee has absolute “negative discretion” to eliminate or reduce the amount of any award under the program.

The following table sets forth the 2024 threshold, target, and maximum annual incentive awards, expressed as a percentage of salary, established by the Committee for each of our named executive officers in 2024. Target bonus opportunities were set based on the Committee’s objective of aligning a significant portion of executive compensation with the achievement of objective annual performance goals and a consideration of peer group and market data. The threshold, target, and maximum annual incentive award for each named executive officer remained the same for 2024 as compared to 2023.

Participant	Threshold	Target	Maximum
Michael Manley	100%	200%	400%
Thomas A. Szlosek	50%	100%	200%
Jeff Parent	45%	90%	180%
Gianluca Camplone	45%	90%	180%
C. Coleman Edmunds	38%	75%	150%
Our actual results for 2024 were above the performance target set by the Committee. Our outperformance relative to target was driven principally by higher than expected new and used vehicle margins, together with effective cost control measures and capital allocation. Based on our financial performance against the performance target, incentive awards under the 2017 Plan were paid at 139% of the targeted levels.
The following table sets forth our performance under the 2017 Plan for 2024:

2024 Performance Metric	Target	Attainment	Payout Relative to Individual Target
Adjusted Operating Income Per Basic Share	$27.84	$29.97	139%
Actual payouts to our named executive officers are shown in our “Summary Compensation Table” under “Compensation Tables” below.
Long-Term Incentive Awards
The Committee grants stock-based awards to our named executive officers in order to provide long-term incentives, which align the long-term interests of management with the long-term interests of our stockholders, and to promote the retention of executive talent. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and creating an owner-oriented culture.
Stock-based awards are approved on an annual basis in amounts determined by the Committee, while carefully considering the cost to us and our stockholders, including common stock dilution. The sum of all stock-based awards granted to AutoNation employees in 2024 represented potential share issuances equal to approximately 0.8% of our outstanding common stock, based on the number of shares outstanding at the beginning of 2024.
Equity awards are expected to be approved for current employees, including our named executive officers, at the Compensation Committee meeting held in January or February each year, with a grant date generally on the first day or first business day of March. Equity awards for new hires or promoted employees are typically approved at regularly scheduled Compensation Committee meetings. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We have not granted stock options to our named executive officers since 2016, and we have no current plans to grant stock options.

Annual Awards
In February 2024, the Committee, advised by Meridian and based on a review of peer group and other market data, approved the 2024 long-term incentive plan under the 2017 Plan, which included RSU awards (the “2024 RSU Awards”) for each of our named executive officers. The Committee generally sets the target award levels for long-term incentive awards that may be earned by each executive, taking into account the executive’s position, experience, and job duties. While the Committee considers peer group and other market data, the Committee does not target a specific percentile within the peer group or the market data. The Committee also considers an executive’s individual skills, experience, both in general and in the role, and future potential in establishing the target value of each executive’s award. For 2024, the Committee, advised by Meridian and based on a review of peer group and other market data, our financial performance, and Mr. Manley’s individual performance, increased the target long-term incentive award for Mr. Manley for 2024. Mr. Manley’s target long-term incentive award for 2024 remained below the median for the Company’s peer group. The Committee determined that the long-term incentive award targets for our other named executive officers would remain the same for 2024 as compared to 2023.
The following table sets forth the target grant date value for the 2024 RSU Awards that the Committee approved in 2024 for each of our named executive officers.

Participant	2024 RSU Award Target Value(1)
Michael Manley	$9,050,000
Thomas A. Szlosek	$2,500,000
Jeff Parent	$1,500,000
Gianluca Camplone	$2,000,000
C. Coleman Edmunds	$1,400,000
(1)    The total number of RSUs awarded to each named executive officer is calculated by dividing such officer’s target grant date value by the closing price of our common stock on the grant date and rounding down to the nearest whole number.
The 2024 RSU Awards for each of our named executive officers listed in the table above were made on March 1, 2024, in the form of three different grants of RSUs. The first grant was a time-based award, representing approximately 40% of the total number of RSUs they received in March 2024, and was made subject to a three-year installment vesting schedule, pursuant to which one-third of the grant will vest on the first three anniversaries of the grant date. The second and third grants (collectively, the “2024-2026 PBRSUs”), each representing approximately 30% of the total number of RSUs granted to each of our executive officers in March 2024, were made subject to a three-year performance period (fiscal years 2024-2026) based on (a) our total shareholder return relative to a peer group approved by the Committee (“Relative TSR”) for the second grant and (b) a measure of return on invested capital (“ROIC”) for the third grant.
The 2024-2026 PBRSUs will cliff vest following the three-year performance period, with zero to 200% of the target number of shares vesting depending on the Company’s performance relative to the applicable performance metric (threshold performance would result in a payout equal to 40% of the target number of shares). Target Relative TSR and ROIC levels were established by the Committee in February 2024 after consultation with Meridian and a review of the strategic plan for fiscal years 2024-2026. The target levels for the 2024-2026 PBRSUs were set at levels viewed as challenging but attainable, while the maximum goals were considered to be much more demanding.
The Committee chose Relative TSR as a performance measure because the Committee believes it is an objective and meaningful metric to evaluate our performance against the performance of comparable companies and aligns the interests of our named executive officers with the interests of our stockholders in creating long-term value. The ROIC measure is intended to hold our executive officers accountable for maximizing income returns relative to capital invested. The Committee believes that these performance measures appropriately incentivize our executives to strive for continuously improving performance and provide variable compensation based on performance achieved against pre-established goals.

Settlement of 2022-2024 PBRSUs. In the first quarter of 2025, the Committee certified the Company’s performance relative to the performance goals established for the 2022-2024 PBRSUs awarded to Messrs. Manley, Camplone, and Edmunds in 2022. None of our other named executive officers received an award of 2022-2024 PBRSUs.
The following table sets forth our performance relative to each performance goal established for the 2022-2024 PBRSUs.

2022-2024 RSUs	Threshold(1)	Target	Maximum(2)	Actual	Payout(3)
Adjusted EBITDA Metric (3-year cumulative)(4)	$3,936	$5,248	$5,773	$5,487	123%
ROIC Metric (3-year average)(5)	8.25%	10.25%	12.25%	20.99%	150%
CSI Metric (3-year average)(6)	60%	70% - 75%	85%	80.30%	127%
(1)    50% payout.
(2)    150% payout.
(3)    A linear interpolation is applied for performance above threshold and below maximum.
(4)    The Adjusted EBITDA metric was defined as gross profit, less selling, general, and administrative expenses, less floorplan interest expense, subject to certain adjustments approved by the Committee to reflect the impact of unusual or infrequently occurring items in accordance with the terms of the 2017 Plan. Amounts presented in millions.
(5)    The ROIC metric was defined as (x) gross profit, less selling, general, and administrative expenses, less floorplan interest expense, less depreciation and amortization, and less income taxes divided by (y) our Adjusted Average Invested Capital, subject to certain adjustments approved by the Committee to reflect the impact of unusual or infrequently occurring items in accordance with the terms of the 2017 Plan. Adjusted Average Invested Capital is defined as the average balance for each quarter-end during the three-year performance period of non-vehicle long-term debt, plus current maturities of non-vehicle long-term debt, plus commercial paper, plus total shareholders’ equity, less cash and cash equivalents.
(6)    The CSI metric was calculated based on customer satisfaction indices established by certain vehicle manufacturers.
The Adjusted EBITDA, ROIC, and CSI grants represented 40%, 40%, and 20%, respectively, of the total number of 2022-2024 PBRSUs awarded to Messrs. Manley, Camplone, and Edmunds in 2022. Accordingly, the payout for the 2022-2024 PBRSUs was 135%, on a weighted-average basis, of the target number of shares awarded.
Other Awards
In connection with his appointment as our Chief Operating Officer, we agreed to pay Mr. Parent a one-time sign-on cash payment in the amount of $1.5 million on February 1, 2024. If Mr. Parent resigns from the Company or is terminated for cause before the second anniversary of his first day of employment with the Company (October 16, 2023), he will be required to pay back the amount he received from the Company, prorated based on the number of months employed with the Company. This award was economically equivalent to the compensation that Mr. Parent forfeited from prior employment in connection with his recruitment to the Company.
In connection with his appointment as our Executive Vice President and Chief Financial Officer, among other things, we agreed to pay Mr. Szlosek a one-time sign-on cash payment in the amount of $1.0 million in two installments. The first installment was paid in August 2023, and the second installment was paid in August 2024, as shown in the “Summary Compensation Table” below.

2025 Executive Compensation Decisions
On March 1, 2025, Mr. Manley received a special, one-time performance-based restricted stock unit award subject to a five-year performance period based on both the achievement of aggressive stock price performance targets and continued service requirements (the “One-Time PSU Award”). The One-Time PSU Award will cliff vest following the five-year performance period, with zero to 134,365 shares vesting depending on our stock price’s performance during such period (threshold performance would result in a payout equal to 26,873 shares). The One-Time PSU Award would be forfeited if Mr. Manley retires or otherwise voluntarily resigns without “good reason” during the performance period. The aggregate grant date fair value of the One-Time PSU Award, calculated in accordance with FASB ASC Topic 718, is estimated to be approximately $15 million, which will be recognized ratably over the course of the performance period.
The Committee, in consultation with Meridian, approved the One-Time PSU Award to incentivize achievement of our long-term growth strategy and drive substantial return to our stockholders by (i) aligning Mr. Manley’s interests with those of our stockholders by including a material portion of his compensation opportunity in the form of performance-based compensation tied to our stock price and (ii) providing a significant incentive for Mr. Manley to continue to lead AutoNation while executing on our long-term business plan and critical growth initiatives.
The Board believes that Mr. Manley’s leadership is a key factor for our ongoing success and growth potential, and thus, a long-term equity incentive award that motivates Mr. Manley to continue to drive our success and realize absolute stockholder return is in the best interests of our stockholders. We will include additional discussion of the One-Time PSU Award in next year’s “Compensation Discussion and Analysis.”
Perquisites and Other Benefits
Our compensation program for named executive officers also includes limited perquisites, including participation in Company car programs entitling the executives to a demonstrator vehicle and/or a vehicle allowance, executive health benefits, personal use of sporting or entertainment event tickets, and occasional use of secretarial services with respect to personal matters. The Company car programs are part of a competitive compensation package used to attract and retain executive talent in our industry and to familiarize our executive officers with the products that we sell. The Company provides relocation assistance to eligible employees who have changed their place of residence to accept a position with AutoNation. Such relocation benefits are provided pursuant to a generally applicable relocation assistance policy. We do not provide tax “gross-ups” for perquisites provided to the named executive officers, except in the case of business-related relocation expenses (consistent with our relocation policy provided to employees generally). Therefore, executives (including our named executive officers) pay applicable taxes due on perquisites, except as noted above.
In addition, Mr. Manley’s amended employment agreement provides for limited personal use of corporate aircraft, capped at 70 hours per year. The personal use of corporate aircraft was offered to Mr. Manley beginning in 2023 in consideration of the time demands of Mr. Manley and to allow him to more effectively utilize travel time. Mr. Manley recognized imputed taxable income and was not provided a tax reimbursement for personal use of corporate aircraft.
The Committee believes that the perquisites provided to the named executive officers are consistent with market practice and contribute to executive productivity and retention. The value of perquisites is included in “All Other Compensation” in the “Summary Compensation Table” below.
Our named executive officers also participate in other benefits offered by us on the same general terms as other participants in these programs, including participation in the Company’s life and health insurance and qualified and non-qualified retirement programs (including the AutoNation 401(k) Plan and the AutoNation, Inc. Deferred Compensation Plan).

Employment Agreement with CEO
We enter into employment agreements with persons serving as our Chief Executive Officer. The Committee believes that an employment agreement is appropriate to provide certainty regarding terms and conditions of employment and to aid in recruitment and retention.
In connection with his appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Manley on September 9, 2021. The Committee believes that entering into the employment agreement with Mr. Manley furthered our efforts to attract and recruit him to the Company. See the narrative following the “Summary Compensation Table” below for more information regarding his employment agreement.
Severance and Change in Control Policy and Agreements for Post-Termination Payments
We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity. We have not entered into any change in control agreements with any of our named executive officers.
Our employment agreement with Mr. Manley and our letter agreement with Mr. Camplone each provides for payments or benefits at, following, or in connection with, termination under certain circumstances. See the narrative following the “Summary Compensation Table” below for more information regarding the letter agreement entered into with Mr. Camplone. We do not have employment agreements with our other named executive officers.
Under the 2017 Plan, if an outstanding award is continued, assumed, or substituted in connection with a “change in control” (as defined in the 2017 Plan and related agreements), then, in the case of awards subject to performance goals, the performance goals will be deemed to be achieved at the target level of performance, and the awards will remain eligible to vest at the end of the applicable performance period, subject to the participant’s continued employment. Also, if awards remain outstanding in connection with a change in control, the 2017 Plan only provides for “double trigger” vesting. Specifically, if within 24 months following such change in control, a participant’s employment or service is terminated without cause or the participant resigns with good reason (as defined in the 2017 Plan and related agreements), all restrictions on such participant’s RSUs will immediately lapse and such awards will be settled as soon as reasonably practicable. These provisions are designed to promote stability and continuity of senior management.
We maintain the AutoNation, Inc. Executive Severance Plan (the “Severance Plan”) to help retain key employees and maintain a stable work environment by providing severance benefits to covered employees in the event of certain terminations of employment. Under the Severance Plan, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, as long as such person (a) is not in material breach of any restrictive covenant agreement with the Company, (b) does not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) signs a waiver and release of claims, then such person will be entitled to receive:
•in equal installments over 18 months, 1.5 times the sum of such person’s annual base salary and target annual bonus,
•at the same time bonuses are paid to active employees generally, an amount equal to such person’s annual bonus as determined by the Committee based on actual performance, prorated for the number of days the person was employed during the calendar year, and
•a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on such person’s then-current elections for an 18-month period.
Each named executive officer, other than Messrs. Manley and Camplone, was covered by the Severance Plan as of December 31, 2024.

Robust Policy Regarding Recoupment of Certain Incentive Compensation
In October 2023, the Board adopted the AutoNation, Inc. Amended and Restated Policy Regarding Recoupment of Certain Incentive Compensation (the “Recoupment Policy”) in accordance with SEC rules and NYSE listing standards, which mandate the recovery of certain erroneously paid performance-based incentive compensation that may be received by our current and former Section 16 officers on or after October 2, 2023, if AutoNation has a qualifying financial restatement during the three completed fiscal years immediately prior to the fiscal year in which a financial restatement determination is made, subject to limited exceptions.
In addition, the Recoupment Policy retains our pre-existing recoupment policy which first became effective in February 2015, and which covers cash bonuses based on achievement of financial performance metrics and any equity-based compensation (e.g., restricted stock, time-based RSUs, PBRSUs, or options). Each of our named executive officers is subject to the Recoupment Policy.
Consideration of the Company’s Stockholder Vote on Executive Compensation
The Committee considers the results of each advisory vote on executive compensation. At our 2011, 2014, 2017, 2020, 2023, and 2024 Annual Meetings of Stockholders, our executive compensation program was approved by our stockholders, on an advisory basis, by more than 96%, 98%, 98%, 98%, 98%, and 98% of the votes cast, respectively. The Committee interpreted these results as an endorsement of our compensation program’s design, rigor, and direction. At our 2023 Annual Meeting of Stockholders, we conducted an advisory vote on the frequency of the advisory “say on pay” vote and our stockholders recommended that we conduct such advisory vote at each Annual Meeting of Stockholders. In consideration of, and consistent with, the recommendation of our stockholders, the Board determined to conduct the advisory vote on executive compensation annually, commencing in 2024.
Tax Policies
In evaluating the Company’s executive compensation program, the Compensation Committee considers tax and accounting treatment, balancing the effects on the individual and the Company. The Compensation Committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor, in establishing the cash and equity compensation programs for the executive officers. Section 162(m) of the Code generally limits to $1.0 million the amount of remuneration that the Company may deduct in any calendar year for certain executive officers. The Compensation Committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if a portion of that compensation may not be deductible by reason of the Section 162(m) limitation. Accordingly, the Compensation Committee will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.
Prohibition on Hedging and Short Sales
We prohibit our directors and our employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. In addition, we prohibit our directors and employees from engaging in short sales of our securities.
Executive Stock Ownership Guidelines
In order to further align the long-term interests of management with the interests of our stockholders and to ensure an owner-oriented culture, the Board has established stock ownership guidelines for members of our senior management team. These guidelines provide that the Board expects that each member of our senior management team will hold shares of our common stock having a fair market value of not less than two times his or her annual base salary. These guidelines further provide that a covered officer is expected to retain 50% of any shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), he or she receives upon the vesting or settlement of any equity awards or the exercise of any employee stock options, until the applicable threshold under the guidelines is met. In addition, the guidelines provide that each covered officer is expected to satisfy the guidelines by the date that is five years after he or she became a covered officer.

Pursuant to the terms of Mr. Manley’s employment agreement, he is required to acquire within three years of his employment commencement date, shares of our common stock with a fair market value equal to five times his annual base salary, provided that any and all RSUs held by him shall be counted as owned by him, once performance-based conditions, if any, have been satisfied. Mr. Manley may not sell the shares of our common stock issuable pursuant to the inducement award he received in November 2021, unless he has and would continue to meet the stock ownership guidelines applicable to him. The terms and conditions of his employment agreement control and supersede the stock ownership guidelines described above.
The following table sets forth information regarding the number and dollar value of shares held by each of our named executive officers still serving as an executive officer as of March 3, 2025, and lists the specific ownership requirements under the applicable guidelines. Each of our executive officers has satisfied such guidelines or has time remaining to do so under the guidelines.

Name	Ownership as of March 3, 2025		Ownership Requirement
	Number of Shares	Dollar Value of Shares(1)
Michael Manley	149,149	$26,157,752	$6,500,000 (5 x Salary)
Thomas A. Szlosek	4,688	$822,181	$1,650,000 (2 x Salary)
Jeff Parent	973	$170,645	$1,600,000 (2 x Salary)
Gianluca Camplone	20,053	$3,516,895	$1,570,000 (2 x Salary)
C. Coleman Edmunds	32,243	$5,654,777	$1,376,836 (2 x Salary)
(1)    The value of the shares is based on the closing price of our common stock on March 3, 2025 ($175.38).
Pay Risk Assessment
As part of our annual assessment of the potential compensation-related risks to AutoNation, the Committee has reviewed the elements of our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, and reviewed these items with Meridian. In addition, at the Committee’s request, Meridian conducted an independent risk assessment of our executive compensation program, which the Committee reviewed. Based on these reviews and discussions, the Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
Conclusion
The Committee believes that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our Company and our stockholders.

COMPENSATION TABLES
Summary Compensation Table
The following table provides information regarding compensation earned by each of our named executive officers for 2024, 2023, and 2022, except in the case of Mr. Szlosek who was not a named executive officer in 2022 or Mr. Parent who was not a named executive officer in 2023 or 2022. This table should be read in conjunction with the narrative descriptions and analysis under “Compensation Discussion and Analysis.”

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)		Total ($)
Michael Manley	2024	1,300,000	—	10,157,879	3,601,000	869,150	(3)	15,928,029
Chief Executive Officer and Director	2023	1,300,000	—	8,315,079	3,861,000	112,738		13,588,817
	2022	1,300,000		7,199,903	4,446,000	553,290		13,499,193
Thomas A. Szlosek	2024	825,000	500,000	2,805,987	1,142,625	102,743	(4)	5,376,355
Executive Vice President and Chief Financial Officer	2023	331,250	500,000	2,758,044	493,358	66,445		4,149,097

Jeff Parent	2024	800,000	1,500,000	1,683,532	997,200	219,132	(5)	5,199,864
Chief Operating Officer
Gianluca Camplone	2024	785,000	—	2,244,760	978,503	35,300	(6)	4,043,563
Chief Operating Officer, AutoNation Parts, and Executive Vice President, Business Development	2023	785,000	—	2,309,727	1,049,153	35,857		4,179,737
	2022	654,167	600,000	2,199,979	1,012,884	222,481		4,689,511

C. Coleman Edmunds	2024	688,418	—	1,571,249	715,095	35,891	(7)	3,010,653
Executive Vice President, General Counsel and Corporate Secretary	2023	688,418	—	1,616,816	766,726	32,339		3,104,299
	2022	685,912	—	1,399,914	882,896	32,002		3,000,724
(1)    The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718 for each year shown in the table. For additional information regarding the calculation of these amounts, see Note 16 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024.
Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum value of the 2024-2026 ROIC-based PBRSUs granted to Messrs. Manley, Szlosek, Parent, Camplone, and Edmunds in 2024 as of the grant date would be as follows:

Mr. Manley	Mr. Szlosek	Mr. Parent	Mr. Camplone	Mr. Edmunds
$5,429,941	$1,500,043	$900,026	$1,200,034	$840,145
(2)    The amounts reported for personal use by Mr. Manley of corporate aircraft are calculated based on the aggregate incremental cost to the Company. Such incremental cost to the Company is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, landing fees, and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury regulations, which amounts we believe are equal to or greater than our incremental costs of providing such usage. The Company car programs are part of a competitive compensation package used to attract and retain executive talent in our industry and to familiarize our executive officers with the products that we sell. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters. These items do not represent incremental costs to the Company.
(3)    Includes $412,218 for relocation reimbursement, $267,449 for tax reimbursement related to his relocation benefits, $106,696 for personal usage of corporate aircraft, $45,000 for a vehicle allowance, $20,000 in reimbursement for financial and tax planning services, and $17,787 for group term life insurance premiums. Mr. Manley’s relocation reimbursement was paid in accordance with the terms of his employment agreement and the Company’s relocation assistance policy and consisted primarily of reimbursement for closing costs related to the sale of his former primary residence in Michigan.
(4)    Includes $40,288 for relocation reimbursement, $26,139 for tax reimbursement related to his relocation benefits, $22,064 for a demonstrator vehicle, $8,625 in matching contributions under our DCP Plan, and $5,627 for group term life insurance premiums.
(5) Includes $116,139 for relocation reimbursement, $75,351 for tax reimbursement related to his relocation benefits, $15,600 for a vehicle allowance, $8,333 in matching contributions under our 401(k) Plan, and $3,709 for group term life insurance premiums.
(6)    Includes $15,600 for a vehicle allowance, $8,877 for group term life insurance premiums, $8,625 in matching contributions under our DCP Plan, and the cost of an executive health examination.
(7)    Includes $15,600 for a vehicle allowance, $11,666 for group term life insurance premiums, and $8,625 in matching contributions under our DCP Plan.
Employment Agreement with Mr. Manley. In connection with his appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Manley on September 9, 2021. Pursuant to the terms of his employment agreement, Mr. Manley commenced employment with the Company on November 1, 2021. Mr. Manley’s employment agreement provides that he will serve as our Chief Executive Officer for an initial term of three years, which term was automatically renewed on the third anniversary of his commencement date and annually thereafter, unless earlier terminated. In addition, his employment agreement provides that his annual base salary will be $1.3 million and that, commencing in 2022, his target annual performance-based cash incentive award will be no less than 200% of his annual base salary. The employment agreement also provides that he is eligible to participate in our long-term incentive award program, under which his long-term target incentive opportunity was set at $9,050,000 for 2024. See “Compensation Discussion and Analysis” for a discussion of the target set for Mr. Manley in 2024. As of September 1, 2023, Mr. Manley’s employment agreement authorizes his personal use of corporate aircraft for up to 70 hours per year, the value of which will be included in his annual taxable income.
Letter Agreement with Mr. Camplone. In connection with his appointment as an executive officer, we entered into a letter agreement with Mr. Camplone, pursuant to which he commenced employment with us on March 1, 2022. The letter agreement provides that Mr. Camplone’s annual base salary will be $785,000 and that his target annual incentive award opportunity will be commensurate with his position. For 2023, Mr. Camplone’s target annual incentive opportunity was set at 90% and his annual target long-term incentive opportunity was set at $2,000,000, in each case representing no change from 2022.
See “Potential Payments Upon Termination or Change in Control” for a description of certain provisions in Mr. Manley’s employment agreement and Mr. Camplone’s letter agreement that provide for payments or benefits to the executive at, following, or in connection with, termination under certain circumstances.

Grants of Plan-Based Awards in Fiscal Year 2024
The following table sets forth certain information with respect to the non-equity incentive plan awards and the stock-based awards granted to our named executive officers in 2024 under the 2017 Plan. The material terms of these awards are described above in the sections titled “Annual Incentive Awards” and “Long-Term Incentive Awards” under “Compensation Discussion and Analysis.”

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Manley	RSU	3/1/2024	2/20/2024							23,819	3,620,012
	PBRSU-ROIC	3/1/2024	2/20/2024				7,145	17,864	35,728		2,714,971
	PBRSU-Relative TSR	3/1/2024	2/20/2024				7,145	17,864	35,728		3,822,896
	Annual Cash Incentive			1,300,000	2,600,000	5,200,000
Thomas A. Szlosek	RSU	3/1/2024	2/20/2024							6,579	999,876
	PBRSU-ROIC	3/1/2024	2/20/2024				1,974	4,935	9,870		750,021
	PBRSU-Relative TSR	3/1/2024	2/20/2024				1,974	4,935	9,870		1,056,090
	Annual Cash Incentive			412,500	825,000	1,650,000
Jeff Parent	RSU	3/1/2024	2/20/2024							3,947	599,865
	PBRSU-ROIC	3/1/2024	2/20/2024				1,184	2,961	5,922		450,013
	PBRSU-Relative TSR	3/1/2024	2/20/2024				1,184	2,961	5,922		633,654
	Annual Cash Incentive			360,000	720,000	1,440,000
Gianluca Camplone	RSU	3/1/2024	2/20/2024							5,263	799,871
	PBRSU-ROIC	3/1/2024	2/20/2024				1,579	3,948	7,896		600,017
	PBRSU-Relative TSR	3/1/2024	2/20/2024				1,579	3,948	7,896		844,872
	Annual Cash Incentive			353,250	706,500	1,413,000
C. Coleman Edmunds	RSU	3/1/2024	2/20/2024							3,684	559,894
	PBRSU-ROIC	3/1/2024	2/20/2024				1,105	2,764	5,528		420,073
	PBRSU-Relative TSR	3/1/2024	2/20/2024				1,105	2,763	5,526		591,282
	Annual Cash Incentive			258,157	516,314	1,032,628
(1)    Columns represent the threshold, target, and maximum annual incentive award payout for the January 1, 2024-December 31, 2024 performance period. The actual payout is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”
(2)    Amounts reported in this column are based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at End of Fiscal Year 2024
The following table provides information concerning unvested restricted stock units held by our named executive officers as of December 31, 2024. We have not granted stock options to our named executive officers since 2016.

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Manley	3/1/2022	7,088	(2)	1,203,826
	3/1/2022				25,518	(3)	4,333,977
	3/1/2022				25,518	(4)	4,333,977
	3/1/2022				12,759	(5)	2,166,989
	3/1/2023	13,990	(2)	2,376,062
	3/1/2023				31,478	(6)	5,346,224
	3/1/2023				31,476	(6)	5,345,884
	3/1/2024	23,819	(2)	4,045,419
	3/1/2024				7,146	(7)	1,213,677
	3/1/2024				7,146	(7)	1,213,677
Thomas A. Szlosek	8/7/2023	6,388	(8)	1,084,938
	8/7/2023				6,390	(6)	1,085,278
	8/7/2023				6,388	(6)	1,084,938
	3/1/2024	6,579	(2)	1,117,377
	3/1/2024				1,974	(7)	335,264
	3/1/2024				1,974	(7)	335,264
Jeff Parent	11/1/2023	576	(8)	97,828
	11/1/2023				1,298	(6)	220,452
	11/1/2023				1,298	(6)	220,452
	3/1/2024	3,947	(2)	670,358
	3/1/2024				1,184	(7)	201,091
	3/1/2024				1,184	(7)	201,091
Gianluca Camplone	3/1/2022	1,969	(2)	334,415
	3/1/2022				7,089	(3)	1,203,996
	3/1/2022				7,089	(4)	1,203,996
	3/1/2022				3,543	(5)	601,743
	3/1/2023	3,886	(2)	659,998
	3/1/2023				8,744	(6)	1,485,081
	3/1/2023				8,742	(6)	1,484,741
	3/1/2024	5,263	(2)	893,868
	3/1/2024				1,579	(7)	268,177
	3/1/2024				1,579	(7)	268,177
C. Coleman Edmunds	3/1/2021				3,061	(9)	519,880
	3/1/2022				4,135	(9)	702,288
	3/1/2022				2,481	(3)	421,373
	3/1/2022				2,481	(4)	421,373
	3/1/2022				1,241	(5)	210,771
	3/1/2023	2,720	(2)	461,965
	3/1/2023				6,120	(6)	1,039,421
	3/1/2023				6,120	(6)	1,039,421
	3/1/2024	3,684	(2)	625,691
	3/1/2024				1,106	(7)	187,843
	3/1/2024				1,105	(7)	187,673
(1)    Based on the closing price per share of our common stock on December 31, 2024 ($169.84).

(2)    These RSUs vest in one-third annual increments on each of the first three anniversaries of March 1 of the year in which they were granted.
(3)    These RSUs are shown at the maximum amount (150% of the target number of shares awarded). In February 2025, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 123% of the target number of shares awarded.
(4) These RSUs are shown at the maximum amount (150% of the target number of shares awarded). In February 2025, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 150% of the target number of shares awarded.
(5)    These RSUs are shown at the maximum amount (150% of the target number of shares awarded). In February 2025, the Committee certified the Company’s performance relative to the performance goal established for this award and approved a payout equal to 127% of the target number of shares awarded.
(6) These RSUs are shown at the maximum amount (200% of the target number of shares awarded). These awards are scheduled to cliff vest on the date that the achievement of the applicable performance goal is certified following the applicable three-year performance period.
(7)    These RSUs are shown at the threshold amount (40% of the target number of shares awarded). These awards are scheduled to cliff vest on the date that the achievement of the applicable performance goal is certified following the applicable three-year performance period. Each of the Relative TSR and ROIC performance goals are discussed under “Compensation Discussion and Analysis - Long-Term Incentive Awards” above.
(8)    These RSUs vest in one-third annual increments on each of the first three anniversaries of the grant date.
(9)    These RSUs vest in 25% annual increments on each of the first four anniversaries of March 1 of the year in which they were granted.
Option Exercises and Stock Vested in Fiscal Year 2024
The following table provides information concerning exercises of stock options and vesting of restricted stock and restricted stock units held by our named executive officers during 2024. We have not granted stock options to our named executive officers since 2016.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Manley	32,184	4,954,497
Thomas A. Szlosek	3,195	525,002
Jeff Parent	289	45,156
Gianluca Camplone	3,913	594,698
C. Coleman Edmunds	20,065	2,931,771
(1)    The values shown in this column were calculated based on the market value of our common stock on the vesting date.
Non-Qualified Deferred Compensation in Fiscal Year 2024
The AutoNation, Inc. Deferred Compensation Plan (“DCP”) affords our named executive officers and certain other employees the opportunity to defer up to 75% of base salary and 90% of bonuses and/or commissions on a pre-tax basis. For 2024, we provided eligible participants under the DCP a matching contribution of 100% on the first $8,625 deferred. The 2024 matching contributions were credited by the Company as of January 1, 2025. One-third of the 2024 matching contributions vested as of January 1, 2025, and an additional one-third will vest in January 2026 and 2027, provided that a participant’s matching contribution will immediately vest in the event of death, disability, or the attainment of age sixty with at least six years of service by such participant.
Earnings on deferrals are based on “deemed” investments in funds selected for inclusion in the DCP by us. Participants specify the investment allocation of their accounts among the funds provided and are permitted to change the investment allocations on any business day. In 2024, annual returns on the investment options available for the DCP generally ranged from -3% to 31.6%. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified payment dates elected by the participants in accordance with applicable tax rules. Participants may elect to receive payments upon specified in-service dates (in the form of a lump sum payment or up to five annual installments) or upon separation from service (in the form of a lump sum payment or up to 15 annual installments). The DCP is intended to meet the requirements of Section 409A of the Internal Revenue Code and other relevant provisions thereunder and related Treasury regulations.
The following table sets forth the non-qualified deferred compensation activity for each named executive officer during 2024.

Name	Executive Contributions in Last Fiscal Year ($)(2)	AutoNation Contributions in Last Fiscal Year ($)		Aggregate Earnings (Loss) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael Manley	—	—		—	—	—
Thomas A. Szlosek	165,000	8,625		11,264	—	184,889
Jeff Parent	—	—		—	—	—
Gianluca Camplone	8,300	8,625	(3)	3,400	—	28,575
C. Coleman Edmunds	13,768	8,625		75,218	—	857,433	(4)
(1)    These amounts are not included in the “Summary Compensation Table.”
(2)    Amounts are included in the “Salary” column for 2024 in the “Summary Compensation Table,” except for Mr. Camplone who deferred a portion of his 2023 annual incentive bonus (which he contributed to the DCP in 2024).
(3)    Mr. Camplone deferred a portion of his 2024 annual incentive bonus (which he contributed to the DCP in 2025) and earned a matching contribution in 2024.
(4)    $279,832 of this amount has been previously reported as compensation in the “Summary Compensation Table” for previous years.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below reflect the amount of compensation that would have been payable to our current named executive officers serving on December 31, 2024, under any contract, agreement, plan, or arrangement with us that provides for any payment to such officer in the event of termination of such officer’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2024, the last business day of our last completed fiscal year.
The amount of compensation payable to each named executive officer serving on December 31, 2024, upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the assumptions set forth below under “General Assumptions,” and the tables should be considered in conjunction with those assumptions and the disclosures below the tables.
We maintain the Severance Plan to help retain key employees and maintain a stable work environment by providing severance benefits to covered employees in the event of certain terminations of employment. Under the Severance Plan, in the event a covered employee is terminated without cause, or a covered employee terminates his or her employment for good reason, as long as such person (a) is not in material breach of any restrictive covenant agreement with the Company, (b) does not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) signs a waiver and release of claims, then such person will be entitled to receive:
•in equal installments over 18 months, 1.5 times the sum of such person’s annual base salary and target annual bonus,

•at the same time bonuses are paid to active employees generally, an amount equal to such person’s annual bonus as determined by the Committee based on actual performance, prorated for the number of days the person was employed during the calendar year, and
•a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on such person’s then-current elections for an 18-month period.
Each named executive officer, other than Messrs. Manley and Camplone, was covered by the Severance Plan as of December 31, 2024.
General Assumptions
Annual Incentive and Vested Restricted Stock Unit Awards
Since the assumed date of termination is December 31, 2024, the end of the applicable performance period, the payment of an annual incentive award in respect of 2024 pursuant to any employment agreement or the Severance Plan is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” and not as “Cash Severance” in the tables below. In addition, the tables below do not reflect the value of shares that were paid out in respect of the 2022-2024 PBRSUs, since the 2022-2024 PBRSUs vested based on performance through December 31, 2024. See “Compensation Discussion and Analysis” and the “Outstanding Equity Awards at End of Fiscal 2024” table above for additional information regarding the 2022-2024 PBRSUs.
Unvested Restricted Stock Unit Awards
In the event of a participant’s death, the vesting of certain RSUs would be accelerated or would continue on a prorated basis, subject to the satisfaction of applicable performance goals. In certain cases, upon a termination of employment (other than as a result of death), such as separation from service for a retirement-eligible employee, the vesting of RSUs would continue, subject to the satisfaction of applicable performance goals and participant’s continued compliance with applicable covenants, following the termination of employment.
To determine the market value of unvested RSUs that would accelerate and the market value of unvested RSUs that would continue to vest in the applicable cases, we multiplied (x) the number of unvested RSUs that would accelerate or continue to vest by (y) the closing price per share of our common stock on December 31, 2024, which was $169.84. In addition, in the case of unvested RSUs that would continue to vest subject to the satisfaction of applicable performance goals, we assumed that the target level of performance would be achieved, unless otherwise specified.
Restrictive Covenant Agreements
Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, non-competition agreements, and other similar agreements with us in connection with their employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one year in which the named executive officer may not engage in certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged in by us, (ii) employing any person that was employed by us within the prior six months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination benefits by our named executive officers is conditioned upon their compliance with these restrictive covenants. In addition, if a named executive officer violates these restrictive covenants or other Company policy, all unvested restricted stock units held by him or her would be immediately forfeited, and he or she would be required to pay to the Company an amount equal to the value of any restricted stock units that vested during the preceding 12 months. The following tables assume that each of our named executive officers would have complied with these agreements.
Receipt of Benefits
To the extent required in order to comply with Section 409A of the Internal Revenue Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.
Description of Triggering Events
We have included below a description of triggering events that could provide for payments or benefits to our current named executive officers in the event of a separation of employment or a change in control of the Company. In certain instances, more than one triggering event may apply.
Termination for Cause
Under our employment agreement with Mr. Manley, termination for “cause” generally means termination because of (i) the executive’s breach of any covenants contained in the employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by him under the terms of his employment agreement, (iii) the executive willfully engaging in illegal conduct or gross misconduct (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.
Under the Severance Plan, termination for “cause” means that a covered employee has (i) breached the employee’s restrictive covenants set forth in any agreement with the Company, (ii) failed or refused to perform his or her assigned duties and responsibilities to the Company in any material respect, after notice and a reasonable opportunity to cure, (iii) willfully engaged in illegal conduct or gross misconduct in the performance of his or her duties to the Company (provided that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) committed an act of fraud or dishonesty affecting the Company or committed an act constituting a felony, or (v) willfully violated any material Company policies in any material respect.
Under our equity compensation plans, except to the extent defined in an individual employment agreement, termination for “cause” generally means termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft, or embezzlement, (iii) the executive’s failure, inability, or refusal to perform any of the material services, duties, or responsibilities required of him or her by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.
Resignation for Good Reason
Under our employment agreement with Mr. Manley, “good reason” means the occurrence (without the executive’s express written consent) of (i) the assignment to him of any duties inconsistent with his status or a substantial adverse alteration in the nature or status of his responsibilities, including, without limitation, him ceasing to be Chief Executive Officer of the Company, (ii) a reduction by the Company in his salary or any other material decrease in his compensation, (iii) the relocation of his principal place of employment by more than 50 miles, or (iv) a material breach by the Company of his employment agreement or any equity award agreement between the Company and him.
Under our letter agreement with Mr. Camplone, “good reason” means the occurrence of a material decrease in compensation, a material change in duties or responsibilities, and/or a required relocation of more than 50 miles, which reason has not been cured within 10 days of notice by Mr. Camplone to the Company.
Under the Severance Plan, “good reason” generally means the occurrence (without the executive’s express written consent) of (i) the assignment to the executive of any duties inconsistent with such executive’s status or a substantial adverse alteration in the nature or status of such executive’s responsibilities, (ii) a reduction by the Company in the executive’s annual base salary, (iii) the relocation of the executive’s principal place of employment by more than 50 miles, (iv) the failure by the Company to pay to the executive any portion of such employee’s current compensation, or to pay to a covered employee any portion of an installment of deferred compensation under any deferred compensation program, or (v) the failure by the Company to continue in effect any compensation plan in which the executive participates which is material to such executive’s total compensation, unless a comparable arrangement has been made with respect to such plan, or an adverse change in the executive’s participation therein either in terms of the amount or timing of payment of benefits provided or the level of such executive’s participation relative to other participants.
Retirement
“Retirement” (as defined in our equity compensation plans) generally means the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary). As of December 31, 2024, Mr. Edmunds was, but Messrs. Manley, Szlosek, Parent, and Camplone were not, “retirement” eligible under our equity compensation plans.
Change in Control
We have not entered into any change in control agreements with any of our named executive officers. Under the 2017 Plan, if an outstanding award is continued, assumed, or substituted in connection with a “change in control” (as defined in the 2017 Plan and related agreements), then, in the case of awards subject to performance goals, the performance goals will be deemed to be achieved at the target level of performance, and the awards will remain eligible to vest at the end of the applicable performance period, subject to the participant’s continued employment. Also, if awards remain outstanding in connection with a change in control, the 2017 Plan only provides for “double trigger” vesting. Specifically, if within 24 months following such change in control, a participant’s employment or service is terminated by the employer without cause or the participant resigns with good reason (as defined in the 2017 Plan and related agreements), all restrictions on such participant’s RSUs will immediately lapse and such awards will be settled as soon as reasonably practicable.
Under the 2017 Plan, if an outstanding award is not continued, assumed, or substituted in connection with a change in control, then all restrictions on such participant’s RSUs will immediately lapse and such awards will be settled as soon as reasonably practicable (if applicable, assuming achievement at the target level of performance goals).
The tables below disclose the value of unvested RSUs held by our named executive officers that would have accelerated if a change in control had taken place on December 31, 2024, assuming that the awards were not continued, assumed, or substituted in connection with the change in control. To determine such value, we used the formula and assumptions described above under “Unvested Restricted Stock Unit Awards.”
Michael Manley

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$5,850,000	—	—	—	$5,850,000	—
Continued Vesting or Acceleration of Unvested RSUs	—	$23,155,816	—	$19,039,404	—	$23,155,816	$19,039,403
Termination for Cause
If we had terminated Mr. Manley’s employment for “cause,” he would not have been entitled to any payments triggered by the termination, and all equity awards held by him on the date of termination, whether vested or unvested, would have been canceled.
Voluntary Termination for Good Reason
If Mr. Manley had terminated his employment with us for “good reason,” then, provided he is in compliance with all applicable restrictive covenants and he signs a mutually acceptable severance agreement, Mr. Manley will be entitled to receive (i) in a lump sum, 1.5 times the sum of his base salary and target annual bonus (or if greater, in each case, the base salary or target annual bonus as in effect prior to the event giving rise to good reason), (ii) in a lump sum at the same time bonuses are paid to active employees generally, an amount equal to his annual bonus based on actual performance as determined by the Committee, prorated for the number of days he was employed during the applicable calendar year through the applicable termination date, and (iii) accelerated vesting of all then-held time-based equity awards and, with respect to performance-based equity awards, vesting in accordance with actual performance as determined by the Compensation Committee as of the end of the year prior to the year in which the termination occurs for each open performance cycle, or for any award for which there has not been a full year of performance, at the target level of performance.
Voluntary Termination Without Good Reason
If Mr. Manley had terminated his employment with us without “good reason,” he would not have been entitled to any payments triggered by the termination.
Termination Due to Death or Disability
If Mr. Manley’s employment had terminated due to death or disability, he would not have been entitled to any severance payments triggered by the termination.
If his employment had terminated due to death, Mr. Manley would have immediately vested in his time-based RSUs, and he would have continued to vest in his performance-based RSUs (with the payout level for all performance-based RSUs based on actual performance).
If his employment had terminated due to disability, then he would have continued to vest in his time-based RSUs and his performance-based RSUs (with the payout level for all performance-based RSUs based on actual performance), only if he fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between him and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards were outstanding.
Retirement
Mr. Manley is not eligible for “retirement” treatment under our equity compensation plans.
Involuntary Termination Without Cause
If we had terminated Mr. Manley’s employment without “cause,” as long as he remained in compliance with the restrictive covenants and confidentiality provisions of his employment agreement and signed a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he would have been entitled to receive the same payments and benefits described under “Voluntary Termination for Good Reason” above.

Thomas A. Szlosek

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,506,732	—	—	—	$2,506,732	—
Continued Vesting or Acceleration of Unvested RSUs	—	—	—	$4,963,744	—	—	$4,963,744
Jeff Parent

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$2,325,285	—	—	—	$2,325,285	—
Continued Vesting or Acceleration of Unvested RSUs	—	—	—	$1,994,430	—	—	$1,994,430

Gianluca Camplone

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,491,500	—	—	—	$1,491,500	—
Continued Vesting or Acceleration of Unvested RSUs	—	$3,325,297	—	$4,045,419	—	$3,325,297	$4,714,249
C. Coleman Edmunds

	Termination for Cause	Voluntary Termination for Good Reason	Voluntary Termination Without Good Reason	Death or Disability	Retirement	Involuntary Termination Without Cause	Change in Control
Cash Severance	—	$1,849,006	—	—	—	$1,849,006	—
Continued Vesting or Acceleration of Unvested RSUs	—	—	—	$4,287,951	$4,287,951	—	$4,287,951
Termination for Cause
If we had terminated Messrs. Szlosek’s, Parent’s, Camplone’s, or Edmunds’s employment for “cause,” they would not have been entitled to any payments triggered by the termination, and all equity awards held by them on the date of termination would have been canceled. In addition, they would not have been eligible for “retirement” treatment under our equity compensation plans.
Voluntary Termination for Good Reason
Pursuant to the terms of the Severance Plan, as described above, if any of Messrs. Szlosek, Parent, or Edmunds had voluntarily terminated his employment for “good reason,” as long as (a) he was not in material breach of any restrictive covenant agreement with the Company, (b) he did not breach any such restrictive covenant agreement as if it had been in effect through the 18-month period following the applicable termination date, and (c) he signed a waiver and release of claims, then the executive would have been entitled to receive:
•in equal installments over 18 months, 1.5 times the sum of (i) his annual base salary and (ii) his target annual bonus,
•at the same time bonuses are paid to active employees generally, an amount equal to his annual bonus as determined by the Committee based on actual performance, prorated for the number of days he was employed during the calendar year, and
•a payment equal to the cost of health insurance coverage under COBRA, grossed up for taxes, based on his then-current elections for an 18-month period.
Pursuant to the terms of our letter agreement with Mr. Camplone, if he had voluntarily terminated his employment for “good reason,” then he would have been entitled to receive a lump sum cash severance payment equal to the sum of his annual base salary and his annual target bonus, his outstanding time-based equity awards would have immediately vested, and his outstanding performance-based equity awards would have continued to vest on a prorated basis (with the payout level determined based on actual performance). Such severance would have been in lieu of any other severance plan applicable to executive officers and would have been subject to him signing a separation agreement that included a release of claims against the Company and certain non-competition covenant and confidentiality covenants.
Since Mr. Edmunds was “retirement” eligible under our equity compensation plans, he would have been entitled to the benefits described in the “Retirement” paragraph below.
Voluntary Termination Without Good Reason
If any of Messrs. Szlosek, Parent, Camplone, or Edmunds had terminated his employment with us without “good reason,” he would not have been entitled to any payments triggered by the termination.

Since Mr. Edmunds was “retirement” eligible under our equity compensation plans, he would have been entitled to the benefits described in the “Retirement” paragraph below.
Termination Due to Death or Disability
If Messrs. Szlosek’s, Parent’s, Camplone’s, or Edmunds’s employment had terminated because of death or disability, they would not have been entitled to any severance payments triggered by the termination.
If their employment had terminated due to death, they would have immediately vested in their time-based RSUs, and they would have continued to vest in their performance-based RSUs (with the payout level for all performance-based RSUs based on actual performance).
If their employment had terminated due to disability, then they would have continued to vest in their time-based RSUs and their performance-based RSUs granted (with the payout level for all performance-based RSUs based on actual performance), only if they fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between them and the Company, determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while any such awards are outstanding.
Retirement
If Mr. Edmunds had retired on December 31, 2024, he would have continued to vest in his time-based RSUs and his performance-based RSUs (with the payout level for all performance-based RSUs based on actual performance), only if he fully complied with any non-compete, non-disparagement, confidentiality, and other restrictive covenants set forth in any agreement entered into between himself and the Company determined, notwithstanding the time periods set forth therein, as if all such restrictive covenants applied at all times while such awards were outstanding.
Involuntary Termination Without Cause
If we had terminated Messrs. Szlosek’s, Parent’s, Camplone’s, or Edmunds’s, employment without “cause,” then they would have been entitled to receive the same payments and other benefits described under the section “Voluntary Termination for Good Reason” above.

PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Compensation Committee determined that the total annual compensation paid to our Chief Executive Officer, Mr. Manley, in respect of 2024 was approximately 233 times the median of the total annual compensation of all of our employees (other than Mr. Manley) in respect of 2024. We believe that the pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
We identified the median employee by examining 2024 total compensation for all individuals who were employed by us on December 31, 2024, excluding the compensation received by Mr. Manley in 2024. We included all individuals employed by us on December 31, 2024, whether employed on a full-time or part-time basis, and excluded independent contractors. We calculated annual total compensation for all employees using the same methodology we use for our named executive officers as set forth in the “Summary Compensation Table” above and annualized the compensation of employees who were not employed for the entire year. As reported in the “Summary Compensation Table,” the annual total compensation of Mr. Manley for 2024 was $15,928,029. The annual total compensation of our median employee was $68,488.

PAY VERSUS PERFORMANCE
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our named executive officers and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, please refer to “Executive Compensation – Compensation Discussion and Analysis” above.

Pay Versus Performance
									Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for Mr. Manley(1)	Summary Compensation Table Total for Mr. Jackson(1)	Summary Compensation Table Total for Ms. Miller(1)	Compensation Actually Paid to Mr. Manley(2)	Compensation Actually Paid to Mr. Jackson(2)	Compensation Actually Paid to Ms. Miller(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (millions)(7)	Adjusted Operating Income Per Basic Share(8)
(a)	(b)	(b)	(b)	(c)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	$15,928,029	—	—	$22,612,761	—	—	$4,407,609	$5,550,338	$349	$186	$692	$29.97
2023	$13,588,817	—	—	$20,284,705	—	—	$4,121,198	$5,596,060	$309	$172	$1,021	$35.44
2022	$13,499,193	—	—	$12,706,450	—	—	$3,753,082	$2,390,745	$221	$123	$1,377	$35.63
2021	$8,513,663	$18,288,250	—	$8,159,065	$42,209,539	—	$5,761,104	$10,159,292	$240	$170	$1,373	$25.26
2020	—	$14,198,071	$12,362,521	—	$28,786,698	$4,112,952	$3,538,126	$5,295,383	$144	$126	$382	$11.95
(1)    The dollar amounts reflected in the columns labeled “(b)” are the amounts of total compensation reported for Messrs. Manley and Jackson and Ms. Miller for each corresponding year in the “Total” column of the applicable “Summary Compensation Table.”
(2)    The dollar amounts reported in the columns labeled “(c)” represent the amount of “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K and referred to as “CAP”) to Messrs. Manley and Jackson and Ms. Miller. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Messrs. Manley and Jackson or Ms. Miller during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Messrs. Manley’s and Jackson’s and Ms. Miller’s total compensation for each year to determine their respective CAP:

Year	Principal Executive Officer	Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value at Year-End of Equity Awards Granted During the Year	Change in Fair Value of Awards Granted in Prior Years that Remain Unvested as of Year-End	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years and Vested During the Year	Fair Value as of the End of Prior Year of Awards Cancelled During the Year	Total Adjustment to Equity Value Reflected in Compensation Paid
2024	Michael Manley	$(10,157,879)	$11,793,037	$4,928,471	$121,103	—	$6,684,732
2023	Michael Manley	$(8,315,079)	$9,070,897	$5,315,485	$624,585	—	$6,695,888
2022	Michael Manley	$(7,199,903)	$6,845,204	$(345,729)	$(92,315)	—	$(792,743)
2021	Michael Manley	$(6,699,904)	$6,345,306	—	—	—	$(354,598)
	Michael Jackson	$(9,099,956)	$13,948,969	$18,220,232	$1,939,393	(1,087,349)	$23,921,289
2020	Michael Jackson	$(7,946,117)	$12,646,506	$10,939,424	$(1,051,186)	—	$14,588,627
	Cheryl Miller	$(8,852,752)	$4,131,708	—	$(167,686)	$(3,360,839)	$(8,249,569)
(3)    The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (“NEOs”) as a group (excluding any person who served as our principal executive officer, or “PEO”) in the “Total” column of the applicable “Summary Compensation Table.” The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Thomas A. Szlosek, Jeff Parent, Gianluca Camplone, and C. Coleman Edmunds, (ii) for 2023, Thomas A. Szlosek, Gianluca Camplone, C. Coleman Edmunds, Dave Koehler, Marc Cannon, and Joseph T. Lower; (iii) for 2022, Joseph T. Lower, Gianluca Camplone, Marc Cannon, C. Coleman Edmunds, and James R. Bender; (iv) for

2021, Joseph T. Lower, Marc Cannon, C. Coleman Edmunds, and James R. Bender; and (v) for 2020, Joseph T. Lower, Marc Cannon, C. Coleman Edmunds, James R. Bender, and Christopher R. Cade.
(4)    The dollar amounts reported in column (e) represent the average CAP for the non-PEO NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the non-PEO NEOs as a group for each year to determine the average CAP for such group:

Year		Grant Date Fair Value of Equity Awards Granted During the Year	Fair Value at Year-End of Equity Awards Granted During the Year	Fair Value at Vesting Date of Equity Awards Granted and Vested During the Year	Change in Fair Value of Awards Granted in Prior Years that Remain Unvested as of Year-End	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years and Vested During the Year	Fair Value as of the End of Prior Year of Awards Cancelled During the Year	Total Adjustment to Equity Value Reflected in Compensation Paid
2024	Average Non-PEO NEOs	$(2,076,382)	$2,410,630	—	$815,448	$(6,967)	—	$1,142,729
2023	Average Non-PEO NEOs	$(2,582,891)	$2,159,120	$2,475(a)	$1,236,451	$691,414	$(31,707)	$1,474,862
2022	Average Non-PEO NEOs	$(2,036,536)	$1,769,634	—	$(226,814)	$(148,343)	$(720,280)	$(1,362,339)
2021	Average Non-PEO NEOs	$(3,556,044)	$4,437,291	—	$3,342,317	$174,624	—	$4,398,188
2020	Average Non-PEO NEOs	$(1,804,891)	$2,834,605	—	$778,518	$(50,975)	—	$1,757,257
(a)    Reflects shares withheld to satisfy FICA tax-related obligations in the year of grant for a non-PEO NEO who became retirement eligible in 2023.
(5)    Cumulative Total Shareholder Return (“TSR”) is calculated in accordance with the requirements of Item 402(v) of Regulation S-K.
(6)    Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. Our peer group consists of other public companies in the automotive retail market, referred to as the “Public Auto Retail Peer Group.” The Public Auto Retail Peer Group consists of Asbury Automotive Group, Inc., CarMax, Inc., Group 1 Automotive, Inc., Lithia Motors, Inc., Penske Automotive Group, Inc., and Sonic Automotive, Inc.
(7)    The dollar amounts reported represent the amount of net income reflected in the Company’s audited consolidated financial statements for the applicable year.
(8)    Adjusted operating income per basic share is calculated by dividing a measure of operating income (referred to as “Adjusted Operating Income”) by the weighted average actual basic shares outstanding during the applicable year. Adjusted Operating Income includes net income (loss) from discontinued operations and floorplan interest expense and excludes, if applicable in a given year, restructuring expenses, goodwill, franchise rights, and other asset impairment charges, certain bonus accruals, charges or credits recorded in SG&A expenses related to our deferred compensation plan, and other significant reserves, losses, or write-downs. Adjusted Operating Income is also adjusted for acquisitions, to the extent such acquisition was not already included in calculating the performance goal, and to reflect a capital charge for the repurchase of shares of our common stock. The Committee also has the authority to make, and from time to time makes, appropriate equitable adjustments to reflect the impact of unusual or infrequently occurring items.
Analysis of the Information Presented in the Pay Versus Performance Table
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. While the Committee utilizes several performance measures to align executive compensation with Company performance, all of those measures are not presented in the Pay

Versus Performance table. Moreover, the Committee generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with CAP for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.
CAP and Cumulative TSR
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our cumulative total shareholder return across our last five completed fiscal years.
CAP and Net Income
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our net income across our last five completed fiscal years.

CAP and Adjusted Operating Income per Basic Share
The following graph describes the relationship between (a) the CAP for our principal executive officers and the average CAP for our named executive officers other than our principal executive officers included in the applicable Summary Compensation Table and (b) our adjusted operating income per basic share across our last five completed fiscal years.
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The following graph describes the relationship between (a) our cumulative total shareholder return across our last five completed fiscal years and (b) the cumulative total shareholder return for our peer group across the same period.

Tabular List of Financial Performance Measures
As described in greater detail in “Executive Compensation – Compensation Discussion and Analysis,” the Committee’s fundamental philosophy is to closely link executive compensation with the achievement of performance goals tied to key metrics and to create an owner-oriented culture through our executive compensation programs. The objectives of our executive compensation program are to ensure that we are able to attract and retain highly skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively, and increase long-term stockholder value. The most important financial performance measures used by the Committee for the most recently completed fiscal year to link compensation actually paid to our named executive officers to the Company’s performance are as follows:

Most Important Financial Performance Measures
Adjusted Operating Income Per Basic Share
Relative TSR
Return on Invested Capital

AUDIT COMMITTEE REPORT
The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.
The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the NYSE, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and AutoNation’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.autonation.com.
Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual consolidated financial statements. KPMG LLP (“KPMG”), AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with U.S. generally accepted accounting principles. KPMG also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.
In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG. Management advised us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with KPMG, including those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC, and reviewed written communications from KPMG disclosing such matters.
KPMG also provided us with the written communications required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we discussed with KPMG matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the written communications, KPMG confirmed its independence, and we determined that KPMG’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed reports by KPMG describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the PCAOB.

Based on our review with management and KPMG of AutoNation’s audited consolidated financial statements and KPMG’s report on such consolidated financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
Audit Committee:
David B. Edelson, Chair
Claire Bennett
Lisa Lutoff-Perlo

ITEMS TO BE VOTED ON
PROPOSAL 1: ELECTION OF DIRECTORS
Our Board has nominated each of the following nine persons to stand for election for a term expiring at the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified: Rick L. Burdick, Claire Bennett, David B. Edelson, Robert R. Grusky, Norman K. Jenkins, Lisa Lutoff-Perlo, Michael Manley, G. Mike Mikan, and Jacqueline A. Travisano. Each of the nominees is willing and able to serve as a director of AutoNation. See “Board of Directors and Corporate Governance - Directors” for information regarding each of the director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.
Recommendation of the Board
The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.
PROPOSAL 2: RATIFICATION OF THE SELECTION OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.
The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2025. KPMG has served in this capacity since May 6, 2003. In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For the lead audit engagement partner and the engagement quality control reviewing partner, the maximum number of consecutive years of service in that capacity is five years. In selecting the Company’s lead audit engagement partner pursuant to this rotation policy, management interviews candidates proposed by KPMG and recommends the final candidate to the Audit Committee. The Chair of the Audit Committee and, to the extent possible, all other members of the Audit Committee meet with the final candidate for the role, and the full Committee holds a discussion in executive session and with management regarding the final candidate and his or her qualifications.
The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2025. Although not required by our organizational documents or applicable law, our Board is submitting the selection of KPMG to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of KPMG as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of KPMG is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees and Services
The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of KPMG. The following table shows the fees for audit and other services provided by KPMG for fiscal years 2024 and 2023.

Fee Category	2024	2023
Audit Fees	$3,267,750	$3,101,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$3,267,750	$3,101,000
Audit Fees. This category includes fees billed for professional services rendered by KPMG for the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of the unaudited condensed consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with acquisitions, new accounting or audit standards, and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.
Audit-Related Fees. No audit-related fees were billed by KPMG in 2024 or 2023.
Tax Fees. No tax fees were billed by KPMG in 2024 or 2023.
All Other Fees. No other fees were billed by KPMG in 2024 or 2023.
Policy for Approval of Audit and Permitted Non-Audit Services
Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimis exception under applicable SEC rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Audit Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all services provided by our independent registered public accounting firm during 2024 or 2023, and the fees paid for such services.
Recommendation of the Board
The Board recommends that you vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm for us and our subsidiaries for 2025.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. Accordingly, we are asking our stockholders to approve the following advisory resolution:
“RESOLVED, that the stockholders of AutoNation, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed in the Compensation Discussion and Analysis, compensation tables, and associated narrative discussion set forth in the Proxy Statement for the Company’s 2025 Annual Meeting of Stockholders.”
As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” we believe that our compensation programs appropriately reward executive performance and align the interests of our named executive officers and key employees with the long-term interests of our stockholders, while also enabling our Company to attract and retain talented executives.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and carefully consider the voting results when making future decisions regarding our executive compensation program. Pursuant to our policy of providing an annual advisory vote on executive compensation, we expect that our next advisory vote to approve named executive officer compensation will occur at our 2026 Annual Meeting of Stockholders.
Recommendation of the Board
The Board recommends that you vote “FOR” approval of the advisory resolution on named executive officer compensation set forth above.

PROPOSAL 4: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “no fewer than” 100 shares of our common stock, or approximately 0.0003% of our outstanding shares. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any inaccurate statements that may be contained therein. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“Proposal 4 - Transparency in Political Spending
Resolved, shareholders request that AutoNation provide a report, updated semiannually, disclosing the Company’s:
1.    Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.    Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.    The identity of the recipient as well as the amount paid to each; and
b.    The title(s) of the person(s) in the Company responsible for decision-making.
The report shall be presented to the board of directors and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.
Supporting Statement
Long-term shareholders support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.
A company’s reputation, value, and bottom line can be adversely impacted by political spending. The risk is especially serious when giving to trade associations, Super PACs, 527 committees, and “social welfare” organizations - groups that routinely pass money to or spend on behalf of candidates and political causes that a company might not otherwise wish to support.
The Conference Board’s 2021 “Under a Microscope” report details these risks, recommends the process suggested in this proposal, and warns “a new era of stakeholder scrutiny, social media, and political polarization has propelled corporate political activity - and the risks that come with it - into the spotlight. Political activity can pose increasingly significant risks for companies, including the perception that political contributions–and other forms of activity – are at odds with core company values.”
This proposal asks AutoNation to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations which may be used for electoral purposes-and are otherwise undisclosed. This would bring our Company in line with a growing number of leading companies, including ServiceNow Inc., Verisign Inc., and Western Digital Corp., which present this information on their websites.
Without knowing the recipients of our company’s political dollars AutoNation directors and shareholders cannot sufficiently assess whether our company’s election-related spending aligns or conflicts with its policies on climate change and sustainability, or other areas of concern. Improved AutoNation political spending disclosure will protect the reputation of AutoNation and preserve shareholder value.”

Board of Directors’ Response
The Board believes that adoption of the proposal is unnecessary and not in the best interests of the Company or its stockholders.
The Company has a long-standing history of being a responsible corporate citizen and has a responsibility to its stockholders to be engaged in the political process to both protect and promote their interests. The Company strives to effectively participate in political processes by exercising care and discretion in making appropriate political contributions that are consistent with federal, state, and local laws, along with the Company’s long-standing commitment to conducting business with high standards of ethical conduct. To this end, the Company has appropriate policies and procedures designed to ensure that the Company’s participation in political activities complies with all applicable laws and regulations.
Federal law currently prohibits corporations from making contributions directly to candidates for federal office and to national party committees. Accordingly, the Company does not make any such contributions. In certain states, the Company is permitted to make political contributions to state candidates, political parties and/or political action committees. All such contributions are required to be disclosed either by the recipient or by the donor in accordance with applicable state laws. As such, information regarding political contributions made by the Company to state candidates, political parties, and/or political action committees is publicly available.
The Company also belongs to certain federal and state trade associations and organizations in furtherance of its business interests, which we believe ultimately benefits our stockholders. Some of these associations may engage in efforts to influence elections, but any such efforts are subject to reporting requirements under federal and state laws.
The Board has considered the proposal and has determined that producing the report requested by this proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit, as these contributions and expenditures are subject to existing disclosure requirements. We note that similar stockholder proposals were presented at our 2024, 2014, 2013, and 2012 annual meetings of stockholders, and they were soundly rejected by AutoNation stockholders. Approximately 70%, 74%, 81% and 87% of the votes cast in 2024, 2014, 2013, and 2012, respectively, voted against those proposals. Accordingly, the Board does not believe that such additional disclosure is in the best interests of the Company and its stockholders.
Recommendation of the Board
    The Board recommends that you vote “AGAINST” this stockholder proposal.

PROPOSAL 5: STOCKHOLDER PROPOSAL
The stockholder proposal set forth below was submitted to the Company by As You Sow, Main Post Office, P.O. Box 751, Berkeley, California 94701, on behalf of LONGVIEW 400 MIDCAP INDEX FUND, a purported owner of 10,887 shares of our common stock, or approximately 0.03% of our outstanding shares. The proposal submitted by As You Sow is printed below verbatim, and we have not endeavored to correct any inaccurate statements that may be contained therein. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.
“RESOLVED: Shareholders request that AutoNation Inc. (AutoNation) report on the effectiveness of the Company’s diversity, equity, and inclusion efforts to create a workplace where all employees can contribute to the Company’s success. The disclosure should be done at a reasonable expense, exclude proprietary information, and provide transparency on outcomes using quantitative metrics for hiring, retention, and promotion of employees, including data by gender, race, and ethnicity.

SUPPORTING STATEMENT: Quantitative data is sought so that investors can assess and compare the effectiveness of companies' efforts to ensure meritocratic workplaces. It is advised that this content be provided through existing sustainability reporting. An independent report is not requested.
WHEREAS: Racial discrimination is prohibited under the Civil Rights Act of 1964.
Research indicates that investors benefit from companies with more diverse management. As examples:
•McKinsey studies have consistently found that companies with greater diversity in corporate leadership are more likely to outperform peers on profitability. This includes a 39 percent greater likelihood of outperformance for companies in the top quartile for gender or ethnic representation in their executive teams, versus those in the bottom quartile.1
•Research from Whistle Stop Capital and As You Sow reviewed management diversity at over 1,600 companies. Linear regression found statistically significant positive correlations to key financial performance indicators, such as: return on equity, return on invested capital, revenue growth, and, as illustrated above, share price performance.2
•A 2024 meta-analysis found that companies with diversity and inclusion initiatives experience a range of benefits that include increased innovation, enhanced employee engagement and satisfaction, and improved decision-making.3
•Importantly, researchers have found that in an uncertain political and economic climate, more diverse teams demonstrate greater adaptability.4
1 https://www.mckinsey.com/featured-insights/diversity-and-inclusion/diversity-matters-even-more-the-case-for-holistic-impact
2 https://www.asyousow.org/report-page/2023-capturing-the-diversity-benefit
3 https://www.researchgate.net/publication/380115625_ENHANCING_ORGANIZATIONAL_PERFORMANCE_THROUGH_ DIVERSITY_AND_INCLUSION_INITIATIVES_A_META-ANALYSIS
4 https://hbr.org/2023/05/how-investing-in-dei-helps-companies-become-more-adaptable

Companies must protect their workplaces against discrimination, and investors must have meaningful data to monitor their effectiveness in doing so. Unfortunately, studies show that women and people of color face barriers in recruitment, hiring, and promotion.5
Investors have reason to be exceptionally concerned with AutoNation's workplace equity practices. In a research study looking at hiring practices, AutoNation was identified as a company showing a strong bias towards White candidates.6 The company has also faced allegations of age, gender, race, and religious discrimination.7
As of this resolution's filing, AutoNation had yet to release its consolidated EEO-1 form, which shows its workforce diversity. In addition, the Company has not disclosed sufficient hiring, promotion, or retention data to allow investors to effectively assess the Company's ability to build and maintain diverse management teams.
More than two-thirds of the S&P 500 and almost half of the Russell 1000 have released, or committed to release, their EEO-1 forms. AutoZone, O’Reilly Automotive, and Ford are just some of the companies that release more diversity and inclusion data than AutoNation.”

Board of Directors’ Response
The Board believes that adoption of the proposal is unnecessary and not in the best interests of the Company or its stockholders.
The Company provides equal employment and promotional opportunities for all associates, as well as any individual applying for employment, based on merit and without regard to race, religion, sex, sexual orientation, gender, national origin, age, disability, or any other protected characteristic.
The Board provides effective oversight of a broad range of human capital management topics, including corporate culture. The Board’s oversight of these matters is a key component of the Company’s broader framework for building and maintaining a corporate culture that attracts and retains the best talent and helps drive long-term growth of our business and stockholder value.
The Company provides robust disclosure of its human capital management on its corporate website and in its Annual Reports on Form 10‑K. These disclosures provide meaningful information allowing stockholders to determine the effectiveness of the Company’s approach to human capital. Accordingly, the additional disclosure requested by this proposal would result in an undue cost and administrative burden without commensurate benefit to our stockholders. Accordingly, the Board does not believe that such additional disclosure is in the best interests of the Company and its stockholders.
Recommendation of the Board
    The Board recommends that you vote “AGAINST” this stockholder proposal.
5 https://www.bloomberg.com/opinion/features/2024-07-29/white-men-the-most-likely-to-get-hired-even-with-dei-finds-research; https://mitsloan.mit.edu/ideas-made-to-matter/women-are-less-likely-men-to-be-promoted-heres-one-reason-why
6 https://www.bloomberg.com/opinion/features/2024-07-29/white-men-the-most-likely-to-get-hired-even-with-dei-finds-research
7 https://www.vitallaw.com/news/arbitration-w-d-wash-2-5m-age-discrimination-award-against-autonation-upheld/eld0106229427b5224261b11c1106108fd6b1?refURL=https%3A%2F%2Fwww.google.com%2F#;
https://www.eeoc.gov/newsroom/autonation-owned-dealerships-pay-150000-settle-eeoc-gender-discrimination-lawsuit;
https://news.bloomberglaw.com/daily-labor-report/autonation-revives-contract-question-in-racial-bias-lawsuit;
https://www.washingtonpost.com/archive/business/2005/12/09/the-bias-breakdown/06f7bd1a-06fe-4c01-a6e7-eb64603399bc/

OTHER MATTERS
We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Mr. Manley and Mr. Edmunds will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Mr. Manley and Mr. Edmunds were designated to be your proxy holders by our Board of Directors.
HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT
The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.
Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 866-540-7095 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.
If you would like to receive a copy of our 2024 Annual Report or this Proxy Statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 200 SW 1st Ave, Fort Lauderdale, Florida 33301 or by telephone at (954) 769-2227, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
ATTENDING THE 2025 ANNUAL MEETING OF STOCKHOLDERS OF AUTONATION, INC.
The 2025 Annual Meeting of Stockholders of AutoNation, Inc. will be held in a virtual format only, on Wednesday, April 23, 2025, at 8:00 a.m. Eastern Time. You are entitled to attend the virtual Annual Meeting only if you were an AutoNation stockholder as of the record date or you hold a valid proxy for the Annual Meeting.
We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, vote, and submit questions at the Annual Meeting, please log in to www.virtualshareholdermeeting.com/AN2025 using the control number on your proxy card, voting instruction form, or Notice of Internet Availability of Proxy Materials. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. As part of the Annual Meeting, we will hold a live Q&A session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and meeting matters, as time permits. We will offer live technical support for all stockholders attending the Annual Meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, investors.autonation.com, including information on when the meeting will be reconvened.
We encourage you to vote your proxy via the Internet, by telephone, or by mail prior to the Annual Meeting, even if you plan to attend the virtual Annual Meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the Annual Meeting at the meeting website.

AUTONATION, INC.
200 SW 1ST AVE, SUITE 1400
FORT LAUDERDALE, FL 33301
ATTN: THOMAS J. MILA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 22, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 22, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Rick L. Burdick	☐	☐	☐
1b. Claire Bennett	☐	☐	☐
1c. David B. Edelson	☐	☐	☐
1d. Robert R. Grusky	☐	☐	☐
1e. Norman K. Jenkins	☐	☐	☐
1f. Lisa Lutoff-Perlo	☐	☐	☐
1g. Michael Manley	☐	☐	☐
1h. G. Mike Mikan	☐	☐	☐
1i. Jacqueline A. Travisano	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the selection of KPMG LLP as the Company's independent registered public accounting firm for 2025.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4 and 5.

	For	Against	Abstain
4. Adoption of stockholder proposal regarding political contributions.	☐	☐	☐
5. Adoption of stockholder proposal regarding diversity, equity, and inclusion efforts.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000662686_1 R1.0.0.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

AUTONATION, INC.
Annual Meeting of Stockholders
April 23, 2025 8:00 AM EDT

This proxy is solicited on behalf of the Board of Directors of AutoNation, Inc.

Michael Manley and C. Coleman Edmunds, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the virtual Annual Meeting of Stockholders of AutoNation, Inc. to be held on April 23, 2025, or any postponements or adjournments thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, AGAINST Proposal 4, and AGAINST Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2024 furnished herewith.

0000662686_2 R1.0.0.2

Continued and to be signed on reverse side